EXHIBIT 10.1

CREDIT AGREEMENT

dated as of March 15, 2007

by and among

TRUNKLINE LNG HOLDINGS LLC

as the Borrower

PANHANDLE EASTERN PIPE LINE COMPANY, LP

as a Guarantor

TRUNKLINE LNG COMPANY, LLC

as a Guarantor

THE BANKS NAMED HEREIN

as the Banks

and

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH

as the Administrative Agent

UNICREDIT MARKETS & INVESTMENT BANKING, acting

through BAYERISCHE HYPO- UND VEREINSBANK AG

and

WACHOVIA CAPITAL MARKETS, LLC

as the Joint Book Managers and the Joint Lead Arrangers

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as the Documentation Agents

BANK OF AMERICA, N.A.

as the Syndication Agent

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS	1
1.1	Defined Terms	1
1.2	Computation of Time Periods; Other Definitional Provisions	14
1.3	Accounting Terms	15
2.	AMOUNTS AND TERMS OF THE LOANS	15
2.1	The Loans	15
2.2	Making of the Loans	15
2.3	Repayment of Loans	16
2.4	Termination of the Commitments	16
2.5	Prepayments	16
2.6	Interest	16
2.7	Fees	17
2.8	Conversion of Loans	17
2.9	Increased Costs, Etc.	18
2.10	Payments and Computations	19
2.11	Taxes	20
2.12	Sharing of Payments, Etc.	24
2.13	Use of Proceeds	24
2.14	Evidence of Debt	24
2.15	Replacement of Banks	25
3.	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES	25
3.1	Organization and Qualification. Such Loan Party:	25
3.2	Authorization, Validity, Etc.	26
3.3	Conflicting or Adverse Agreements or Restrictions	26
3.4	No Consents Required	26
3.5	Financial Statements.	26
3.6	Litigation	27
3.7	Default	27
3.8	Compliance	27
3.9	Title to Assets	27
3.10	Payment of Taxes	28
3.11	Investment Company Act Not Applicable	28
3.12	Regulations G, T, U and X	28
3.13	ERISA	28
3.14	No Financing of Certain Security Acquisitions	28
3.15	Franchises, Co-Licenses, Etc.	29
3.16	Environmental Matters	29
3.17	Disclosure	29
3.18	Insurance	29
3.19	Subsidiaries.	29
4.	CONDITIONS TO FUNDING	29
4.1	Representations True and No Defaults	29
4.2	Intentionally Omitted	30
4.3	Compliance With Law	30
4.4	Notice of Borrowing and Other Documents.	30
4.5	Payment of Fees and Expenses	30
4.6	Repayment of Debt	30
4.7	Loan Documents Satisfactory	30
4.8	Loan Documents, Opinions and Other Instruments
5.	AFFIRMATIVE COVENANTS OF THE LOAN PARTIES	31
5.1	Financial Statements and Information. Deliver to the Banks	31
5.2	Books and Records	32
5.3	Insurance	32
5.4	Maintenance of Property	32
5.5	Inspection of Property and Records.	32
5.6	Existence, Laws, Obligations, Taxes	33
5.7	Notice of Certain Matters	33
5.8	ERISA	33
5.9	Compliance with Environmental Laws	34
6.	NEGATIVE COVENANTS OF PANHANDLE EASTERN	34
6.1	Financial Covenant	34
6.2	Liens, Etc.	35
6.3	Debt	35
6.4	Change in Nature of Business	35
6.5	Mergers, Consolidation	35
6.6	Sale of Assets	36
6.7	Restricted Payments	36
6.8	Sales and Leasebacks	36
6.9	Transactions with Related Parties	37
6.10	Hazardous Materials	37
7.	NEGATIVE COVENANTS OF THE BORROWER	37
7.1	Liens, Etc.	37
7.2	Debt	38
7.3	Merger, Consolidation	38
7.4	Sale of Assets	38
7.5	Restricted Payment	39
7.6	Securities Credit Regulations	39
7.7	Nature of Business	39
7.8	Transactions with Related Parties	39
7.9	Hazardous Materials	39
7.10	Use of Proceeds	40
7.11	Other Documents	40
8.	EVENTS OF DEFAULT; REMEDIES	40
8.1	Failure to Pay Obligations When Due	40
8.2	Intentionally Omitted.	40
8.3	Failure to Pay Other Debt	40
8.4	Misrepresentation or Breach of Warranty	41
8.5	Violation of Certain Covenants	41
8.6	Violation of Other Covenants, Etc.	41
8.7	Bankruptcy and Other Matters	41
8.8	Dissolution.	41
8.9	Undischarged Judgment	42
8.10	Loan Documents	42
8.11	Change of Control.	42
8.12	Other Remedies	42
8.13	Remedies Cumulative.	42
9.	THE AGENT	42
9.1	Authorization and Action	43
9.2	Agent’s Reliance, Etc.	43
9.3	Defaults	43
9.4	HVB and Affiliates	44
9.5	Non-Reliance on Agent and Other Banks	44
9.6	Indemnification	44
8.7	Successor Agent	45
9.8	Agent’s Reliance	45
10.	GUARANTY	45
10.1	Guaranty	45
10.2	Guaranty Absolute	46
10.3	Waivers and Acknowledgments	47
10.4	Subrogation	48
10.5	Subordination	48
10.6	Continuing Guaranty	49
10.7	General Limitation on Guarantee Obligations	49
11.	MISCELLANEOUS	49
11.1	Amendments, Waivers, Etc.	48
11.2	Reimbursement of Expenses	50
11.3	Notices	51
11.4	Governing Law	53
11.5	Waiver of Jury Trial	53
11.6	Consent to Jurisdiction	54
11.7	Survival of Representations, Warranties and Covenants	54
11.8	Counterparts	54
11.9	Severability	54
11.10	Descriptive Headings	54
11.11	Accounting Terms	54
11.12	Limitation of Liability	54
11.13	Set-Off	55
11.14	Sale or Assignment	55
11.15	Interest	59
11.16	Indemnification	60
11.17	Payments Set Aside	61
11.18	Loan Agreement Controls	61
11.19	Obligations Several	61
11.20	Final Agreement	61
11.21	PATRIOT Act	61

            Annex I  Commitments

Exhibit A  Note
Exhibit B  Assignment and Acceptance

Schedule 3.1  Subsidiaries
Schedule 3.10  Tax Matters
Schedule 3.13  ERISA Matters
Schedule 3.16  Environmental Matters

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 15, 2007 among TRUNKLINE LNG HOLDINGS LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), PANHANDLE EASTERN PIPE LINE COMPANY, LP, a limited partnership organized under the laws of Delaware (“Panhandle Eastern”), TRUNKLINE LNG COMPANY, LLC, a limited liability company organized under the laws of Delaware (“TLNG”), the financial institutions listed on the signature pages hereof and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance (collectively, the “Banks” and, individually, a “Bank”), and BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH (“HVB”), in its capacity as administrative agent (the “Agent”) for the Banks hereunder:

PRELIMINARY STATEMENTS:

1. The Borrower desires to obtain from the Banks a senior term loan financing (the “Financing”) in an aggregate principal amount of $455,000,000, the proceeds of which will be used by the Borrower solely to repay in full the April 2005 Credit Agreement (as defined below) and to make a distribution to Panhandle Eastern. Panhandle Eastern will use the proceeds of such distribution to repay in full the Panhandle Eastern 2.75% Senior Notes (as defined below).

2. The Banks have indicated their willingness to provide the Financing, but only on and subject to the terms and conditions of this Agreement, including the guaranty set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.  CERTAIN DEFINITIONS.

1.1  Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Agent.

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. If any Person shall own, directly or indirectly, beneficially or of record, twenty percent (20%) or more of the voting equity (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreement” shall mean this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) 1/2 of 1% per annum above the Federal Funds Rate in effect on such day. The Alternate Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Loan” shall mean any Loan which bears interest as described in Section 2.6(a)(i) (Interest).

“Applicable Lending Office” shall mean, with respect to each Bank, such Bank’s (a) Domestic Lending Office in the case of an Alternate Base Rate Loan; and (b) Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” shall mean with respect to (a) Alternate Base Rate Loans, a percentage per annum set forth below under the caption “Alternate Base Rate Loans” and (b) Eurodollar Rate Loans, subject to the provisos set forth below, a percentage per annum set forth below under the caption “Eurodollar Rate Loans,” in each case determined by reference to the rating of Panhandle Eastern’s unsecured, non-credit enhanced Senior Funded Debt (effective from and after the date the applicable change of such a debt rating is first announced by the applicable rating agency):

Rating of Panhandle Eastern’s unsecured, non-credit enhanced Senior Funded Debt	Eurodollar Rate Loan	Alternate Base Rate Loan
Equal to or higher than Baa1 by Moody’s Investor Service, Inc. / Equal to or higher than BBB+ by Standard and Poor’s Ratings Group	0.350%	0%
Baa2 by Moody’s Investor Service, Inc. / BBB by Standard and Poor’s Ratings Group	0.450%	0%
Baa3 by Moody’s Investor Service, Inc. / BBB- by Standard and Poor’s Ratings Group	0.625%	0%
Ba1 by Moody’s Investor Service, Inc. / BB+ by Standard and Poor’s Ratings Group	0.875%	0%
Below Ba1 by Moody’s Investor Service, Inc. / Below BB+ by Standard and Poor’s Ratings Group	1.125%	0.125%

provided that upon the occurrence of an SUG Change of Control, the Applicable Margin for Eurodollar Rate Loans and for Base Rate Loans shall be increased by 1.00% above the Applicable Margin otherwise in effect at such time with respect to all interest periods or portions of interest periods on or before April 4, 2008 and 1.50% above the Applicable Margin otherwise in effect at such time with respect to all interest periods or portions of interest periods after April 4, 2008, commencing 10 Business Days after the occurrence of the SUG Change of Control, unless such increase in Applicable Margin shall have been waived in writing by Required Banks.

Notwithstanding the foregoing provisions, in the event that ratings of Panhandle Eastern’s unsecured, non-credit enhanced Senior Funded Debt under Standard & Poor’s Ratings Group and under Moody’s Investor Service, Inc. fall within different rating categories which are not functional equivalents, the Applicable Margin shall be based on the higher of such ratings if there is only one category differential between the functional equivalents of such ratings, and if there is a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then in the middle of or between the two category ratings which are then in effect, and if there is greater than a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then one rating category below the higher of the two category ratings which are then in effect. Additionally, in the event that Panhandle Eastern withdraws from having its unsecured, non-credit enhanced Senior Funded Debt being rated by Moody’s Investor Service, Inc. or Standard and Poor’s Ratings Group, so that one or both of such ratings services fails to rate Panhandle Eastern’s unsecured, non-credit enhanced Senior Funded Debt, (a) the Applicable Margin for all Eurodollar Rate Loans for all Interest Periods commencing thereafter shall be 1.125% and (b) the Applicable Margin for all Alternate Base Rate Loans shall be 0.125% effective immediately, in each case continuing until such time as Panhandle Eastern subsequently causes its unsecured, non-credit enhanced Senior Funded Debt to be rated by both of said ratings services.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“April 2005 Credit Agreement” shall mean the Credit Agreement, dated as of April 26, 2005, by and among the Borrower, as the borrower, Panhandle Eastern, as a guarantor, Trunkline LNG Company, LLC, as a guarantor, the financial institutions party thereto, and HVB, as the administrative agent, the sole book runner and the sole lead arranger, as amended, restated, amended and restated or otherwise modified and in effect on the Funding Date.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit B hereto or any other form approved by the Agent.

“Attributable Indebtedness” shall mean, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the (a) Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) and (b) the Attributable Indebtedness determined assuming no such termination.

“Bank” shall have the meaning set forth in the preamble hereto and shall include the Agent, in its individual capacity.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean the borrowing of Loans on the Funding Date pursuant to Section 2.1 (The Loans).

“Business Day” shall mean a day when the Agent is open for business, provided that, if the applicable Business Day relates to any Eurodollar Rate Loan, it shall mean a day when the Agent is open for business and banks are open for business in the London interbank market and in New York City.

“Capital Lease” shall mean any lease of any Property (whether real, personal, or mixed) which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of the lessee.

“Capitalized Lease Obligations” shall mean, for any Person, any of their obligations that should, in accordance with GAAP, be recorded as Capital Leases.

“CCC” shall mean CrossCountry Citrus, LLC.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. § 9601 et seq.), as amended from time to time, and any and all rules and regulations issued or promulgated thereunder.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

“Citrus Corp.” shall mean Citrus Corp., a Delaware corporation.

“Citrus Investment” shall mean (i) any Investment by Panhandle Eastern or any of its Subsidiaries in, to or with respect to CCC or Citrus Corp. and (ii) any accounts receivable owing from CCC or Citrus Corp. to Panhandle Eastern or any of its Subsidiaries.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Commitment” shall mean, with respect to any Bank, the commitment of such Bank to make a Loan on the Funding Date, in the amount set forth opposite such Bank’s name on Annex I hereto, and the aggregate amount of all the Commitments is $455,000,000.

“Consolidated” shall refer to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” shall mean, at any date of determination, the total amount of assets of Panhandle Eastern and its Subsidiaries after deducting therefrom:

(a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of Long-Term Debt); and

(b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the Consolidated balance sheet of Panhandle Eastern and its Subsidiaries for Panhandle Eastern’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Total Capitalization” shall mean, at any time, an amount equal to the sum of (a) Consolidated Debt for Borrowed Money of Panhandle Eastern and its Subsidiaries at such time plus (b) an amount equal to the sum of all amounts which, in accordance with GAAP, would be included under owner’s equity on a Consolidated balance sheet of Panhandle Eastern and its Subsidiaries; provided that consistent with past practice, any loans made to Southern Union by Panhandle Eastern up to but not exceeding $50,000,000 in the aggregate at any time outstanding shall not be deemed to reduce owner’s equity for purposes of this definition.

“Conversion”, “Convert” and “Converted” each shall refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.8 (Conversion of Loans).

“Debt” shall mean (without duplication), for any Person, indebtedness for money borrowed determined in accordance with GAAP but in any event including (a) indebtedness of such Person for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to letters of credit issued for the account of such Person) or for the deferred purchase price of property or services, except indebtedness which is owing to trade creditors in the ordinary course of business; (b) indebtedness of the kind described in clause (a) of this definition which is secured by (or for which the holder of such Debt has any existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations; (c) Capitalized Lease Obligations of such Person; and (d) obligations under direct or indirect Guaranties. Whenever the definition of Debt is being used herein in order to compute a financial ratio or covenant applicable to the consolidated business of Panhandle Eastern and its Subsidiaries, Debt which is already included in such computation by virtue of the fact that it is owed by a Subsidiary of Panhandle Eastern will not also be added by virtue of the fact that Panhandle Eastern has executed a guaranty with respect to such Debt that would otherwise require such guaranteed indebtedness to be considered Debt hereunder. Nothing contained in the foregoing sentence is intended to limit the other provisions of this Agreement which contain limitations on the amount and types of Debt which may be incurred by any Loan Party.

“Debt for Borrowed Money” of any Person shall mean, at any date of determination, the sum without duplication of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person, (ii) all Guarantees by such Person of Debt of another Person and (iii) all letter of credit reimbursement obligations of such Person.

“Debt/Capitalization Ratio” shall mean, as of any date of determination, the ratio of (a) the aggregate amount of outstanding Consolidated Debt for Borrowed Money of Panhandle Eastern and its Subsidiaries as of such date to (b) Consolidated Total Capitalization of Panhandle Eastern and its Subsidiaries as of such date.

“Debtor Laws” shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws, or general equitable principles from time to time in effect affecting the rights of creditors generally.

“Default” shall mean any of the events specified in Section 8 (Events of Default; Remedies), whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Domestic Lending Office” shall mean, with respect to each Bank, such office of such Bank as shall be specified in its Administrative Questionnaire or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eligible Assignee” shall mean: (i) any Bank, or any Affiliate of any Bank, any Approved Fund, or any institution 100% of the voting stock of which is directly or indirectly owned by such Bank or by the immediate or remote parent of such Bank; or (ii) a commercial bank, a foreign branch of a United States commercial bank, a domestic branch of a foreign commercial bank or other financial institution having in each case assets in excess of $1,000,000,000.

“Environmental Law” shall mean (a) CERCLA; (b) the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. § 6901 et seq.), as amended from time to time, and any and all rules and regulations promulgated thereunder (“RCRA”); (c) the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; (d) the Clean Water Act of 1977, 33 U.S.CA § 1251 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; (e) the Toxic Substances Control Act, 15 U.S.C.A. § 2601 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; or (f) any other federal or state law, statute, rule, or emulation enacted in connection with or relating to the protection or regulation of the environment (including, without limitation, those laws, statutes, rules, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Materials) and any rules and regulations issued or promulgated in connection with any of the foregoing by any governmental authority, and “Environmental Laws” shall mean each of the foregoing.

“EPA” shall mean the Environmental Protection Agency or any successor organization.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations thereof issued by the Internal Revenue Service or the Department of Labor thereunder.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” shall mean, with respect to each Bank, such office of such Bank as shall be specified in its Administrative Questionnaire or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” shall mean, for any Interest Period in effect for each Eurodollar Rate Loan, an interest rate per annum equal to the rate determined by the Agent to be the offered rate which appears on the display designated as page “BBAM1” on the Bloomberg service (or on any successor or substitute page of such display, or any successor to or substitute for such display, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Loans for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” shall mean a Loan that bears interest as provided in Section 2.6(a)(ii) (Interest).

“Event of Default” shall mean any of the events specified in Section 8 (Events of Default; Remedies), provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain fee letter dated as of February 27, 2007 by and among the Borrower, the Guarantors, HVB, Wachovia and the Lead Arrangers.

“Funded Debt” shall mean all Debt of a Person which matures more than one year from the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, by its terms or by the terms of any instrument or agreement relating thereto, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates Banks to extend credit during a period of more than one year from such date, including, without limitation, all amounts of any Funded Debt required to be paid or prepaid within one year from the date of determination of the existence of any such Funded Debt.

“Funding Date” shall mean the date on which each of the conditions precedent set forth in Section 4 (Conditions to Funding) shall have been satisfied or waived by the Banks.

“GAAP” has the meaning specified in Section 1.3 (Accounting Terms).

“Governmental Authority” shall mean any (domestic or foreign) federal, state, county, municipal, parish, provincial, or other government, or any department, commission, board, court, agency (including, without limitation, the EPA), or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court, or any commission.

“Governmental Requirement” shall mean any order, permit, law, statute (including, without limitation, any Environmental Protection Statute), code, ordinance, rule, regulation, certificate, or other direction or requirement of any Governmental Authority.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“Guarantor” shall mean each of Panhandle Eastern and TLNG.

“Guaranty” shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to maintain financial covenants, or to assure the payment of such Debt by an agreement to make payments in respect of goods or services regardless of whether delivered or to purchase or acquire the Debt of another, or otherwise, provided that the term “Guaranty” shall not include endorsements for deposit or collection in the ordinary course of business.

“Hazardous Materials” shall mean any substance which, pursuant to any Environmental Laws, requires special handling in its collection, use, storage, treatment or disposal, including but not limited to any of the following: (a) any “hazardous waste” as defined by RCRA; (b) any “hazardous substance” as defined by CERCLA; (c) asbestos; (d) polychlorinated biphenyls; (e) any flammables, explosives or radioactive materials; and (f) any substance, the presence of which on any of Loan Parties’ properties is prohibited by any Governmental Authority.

“Highest Lawful Rate” shall mean, with respect to each Bank, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, due to such Bank pursuant to this Agreement, under laws applicable to such Bank which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HVB” shall have the meaning set forth in the preamble.

“Indemnified Parties” shall have the meaning set forth in Section 11.16 (Indemnification).

“Interest Period” shall mean, for each Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Alternate Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, if available to each Bank, nine or twelve months), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” shall mean, with respect to the Borrower or any Subsidiary, all of such Person’s now owned or hereafter acquired or created inventory in all of its forms and of every nature, wherever located, whether acquired by purchase, merger, or otherwise, and all raw materials, work in process therefor and finished goods thereof, and all supplies, materials, and products of every nature and description used, usable, or consumed in connection with the manufacture, packing, shipping, advertising, selling, leasing, furnishing, or production of such goods, and shall include, in any event, all “inventory” (within the meaning of such term in the Uniform Commercial Code in effect in any applicable jurisdiction), whether in mass or joint, or other interest or right of any kind in goods which are returned to, repossessed by, or stopped in transit by such Person, and all accessions to any of the foregoing and all products of any of the foregoing.

“Investment” of any Person shall mean any investment so classified under GAAP, and, whether or not so classified, includes (a) any direct or indirect loan advance made by it to any other Person; (b) any direct or indirect Guaranty for the benefit of such Person; (c) any capital contribution to any other Person; and (d) any ownership or similar interest in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof (plus any subsequent principal or capital amount) minus all cash returns of principal or capital thereof.

“Lead Arrangers” shall mean UniCredit Markets & Investment Banking, acting through Bayerische Hypo- und Vereinsbank AG and Wachovia Capital Markets, LLC.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien (including, without limitation, any such interest arising under any Environmental Law), or similar charge of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or the interest of the lessor under any Capital Lease.

“Loan” or “Loans” shall mean a loan or loans, respectively, from the Banks to the Borrower made under Section 2.1 (The Loans).

“Loan Document” shall mean this Agreement, any Note, the Fee Letter and any other document, agreement or instrument now or hereafter executed and delivered by any Loan Party in connection with any of the transactions contemplated by any of the foregoing, as any of the foregoing may hereafter be amended, modified, or supplemented, and “Loan Documents” shall mean, collectively, each of the foregoing.

“Loan Party” shall mean TLNG, Panhandle Eastern, the Borrower and its Subsidiaries.

“Long-Term Debt” shall mean any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority Banks” shall mean at any time Banks holding more than 50% of the unpaid principal amounts outstanding under the Loans, or, if no such amounts are outstanding, more than 50% of the Pro Rata Percentages.

“Material Adverse Change” shall mean, for any Person, any material adverse change in the business, operations, financial condition or assets of such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, business, properties, assets or operations of Panhandle Eastern and its Subsidiaries, taken as a whole, or (b) the ability of Panhandle Eastern, the Borrower or TLNG to perform its obligations under this Agreement, any Note or any other Loan Document on a timely basis.

“Maturity Date” shall mean March 13, 2012.

“Note” or “Notes” shall mean a promissory note or notes, respectively, of the Borrower, executed and delivered under this Agreement.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2(a) (Making the Loans).

“Obligations” shall mean all obligations of Panhandle Eastern, the Borrower and TLNG to the Banks under this Agreement, the Notes and all other Loan Documents to which any of them is a party.

“Officer’s Certificate” shall mean a certificate signed in the name of the applicable Loan Party, by either its President, one of its Vice Presidents, its Treasurer, its Secretary, or one of its Assistant Treasurers or Assistant Secretaries.

“Other Taxes” shall have the meaning set forth in Section 2.11(b) (Taxes).

“Panhandle Eastern” shall have the meaning set forth in the preamble hereto.

“Panhandle Eastern 2.75% Senior Notes” shall mean the senior notes issued by Panhandle Eastern pursuant to the Fourth Supplemental Indenture, dated as of March 12, 2004, between Panhandle Eastern and J.P. Morgan Trust Company, National Association, as trustee, to the Indenture, dated as of March 29, 1999, among Panhandle Eastern, CMS Panhandle Holding Company and NBD Bank.

“Permitted Liens” shall mean any of the following Liens:

(a) Any Lien:

(i) arising by reason of deposits with or the giving of any form of security to any Governmental Authority in connection with the financing of the acquisition or construction of property to be used in the business of a Loan Party;

(ii) for current taxes and assessments or taxes and assessments not at the time delinquent and for which adequate reserves have been established to the extent required by GAAP; or

(iii) for taxes and assessments which are delinquent but the validity of which is being contested at the time by a Loan Party in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;

(b) Leases, whether now or hereafter existing, in the ordinary course of business, of property and assets now and hereafter owned by a Loan Party (excluding Capitalized Leases) and any renewals or extensions thereof;

(c) Liens reserved in leases, or arising by operation of law, for rent and for compliance with the terms of the lease in the case of the leasehold estates;

(d) Liens arising by reason of deposits with or the giving of any form of security to any Governmental Authority or any other governmental body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable a Loan Party to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(e)  (i) Mechanics’, materialmen’s, warehousemen’s, landlord’s or similar Liens or any Lien arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance or social security legislation, (ii) good faith deposits or downpayments in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), including contracts for the acquisition of machinery and equipment, (iii) deposits to secure public or statutory obligations, (iv) deposits to secure or in lieu of surety, stay or appeal bonds, (v) margin deposits (provided that all such margin deposits shall not exceed $2,000,000 in the aggregate at any time) and (vi) deposits as security for the payment of taxes or assessments or other similar charges;

(f) Liens of any judgments not constituting an Event of Default under Section 8.9 (Undischarged Judgment);

(g) Any obligation or duties, affecting the property of a Loan Party, to any Governmental Authority with respect to any franchise, grant, lease, license, permit or similar arrangement with such Governmental Authority;

(h) Rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

(i) Rights reserved to or vested in any Governmental Authority to control or regulate any property of a Loan Party, or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Loan Party;

(j) Zoning laws and ordinances;

(k) Restrictive covenants, easements on, exceptions to or reservations in respect of any property of a Loan Party granted or reserved for the purpose of electric lines, fiber optic lines, water and sewer lines, pipelines, other utilities, roads, streets, alleys, highways, railroad purposes, the removal of oil, gas, hydrocarbon, coal or other minerals, and other like purposes, or for the use of real property or interests therein, facilities and equipment, which do not materially impair the use thereof for the purposes for which it is held by a Loan Party, and any and all rents, royalties, reservations, Liens and rights or interests of third parties, in each case not securing any Debt, arising in the ordinary course of business of a Loan Party by virtue of any lease or exploration, development, drilling, unitization, communitization or operating agreement relating to or affecting any oil, gas, hydrocarbon, coal or other mineral properties in which a Loan Party has an interest;

(l) Defects or irregularities of title, and inaccuracies of legal descriptions, affecting any portion of the property of a Loan Party or any of its Subsidiaries that individually or in the aggregate do not materially interfere with the operation, value of use of the properties of such Loan Party or such Subsidiaries taken as a whole;

(m) Liens securing Debt with respect to Debt of any Person that becomes a Subsidiary of a Loan Party, provided that such Liens were in existence prior to the date on which such Person becomes a Subsidiary of such Loan Party and were not created in contemplation of such Person becoming a Subsidiary of such Loan Party;

(n) Liens on any office equipment, data processing equipment (including computer and computer peripheral equipment), or motor vehicles purchased in the ordinary course of the applicable Loan Party’s business; and

(o) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances or any bank accounts of a Loan Party held at such banks or financial institutions.

“Person” shall mean an individual, partnership, joint venture, corporation, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Plan” shall mean any plan subject to Title IV of ERISA and maintained for employees of any Loan Party or of any member of a “controlled group of corporations,” as such term is defined in the Code, of which a Loan Party is a member, or any such plan to which a Loan Party thereof is required to contribute on behalf of its employees.

“Prime Rate” shall mean, on any day, the rate determined by the Agent and announced to its customers as being its prime rate for that day. Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said Prime Rate shall fluctuate, with each such change to be effective as of the date of each change in such Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial or other loans at rates of interest at, above or below the Prime Rate.

“Priority Obligations Amount” shall mean the sum (without duplication) of (i) all Attributable Indebtedness with respect to any Sale-Leaseback Transaction entered into by Panhandle Eastern or any of its Subsidiaries, (ii) all Debt of Panhandle Eastern or any of its Subsidiaries secured by a Lien (other than Liens permitted by clauses (a) through (c) of Section 6.2 (Liens, Etc.)) and (iii) all Debt of Subsidiaries of Panhandle Eastern (other than the Borrower or TLNG), other than such Debt owed to Panhandle Eastern or another Subsidiary.

“Pro-Rata Percentage” shall mean with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s outstanding Loans (or Commitment) and the denominator of which shall be the aggregate amount of all the outstanding Loans (or Commitments) of the Banks, as adjusted from time to time in accordance herewith.

“Property” shall mean any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Register” shall have the meaning set forth in Section 11.14(d).

“Release” shall mean a “release”, as such term is defined in CERCLA.

“Restricted Payment” shall mean a Person’s declaration or payment of any dividends, the purchase, redemption, retirement, defeasance or other acquisition for value of any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, making any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or making of any interest payment on any Debt owing to its direct or indirect parent (or any equity owner thereof).

“Required Banks” shall mean at any time Banks holding more than 66-2/3% of the unpaid principal amounts outstanding under the Loans, or, if no such amounts are outstanding, more than 66-2/3% of the Pro Rata Percentages.

“Sale-Leaseback Transaction” has the meaning set forth in Section 6.8 (Sales and Leasebacks).

“Senior Funded Debt” shall mean Funded Debt of Panhandle Eastern excluding Debt that is contractually subordinated in right of payment to any other Debt of Panhandle Eastern.

“Southern Union” shall mean Southern Union Company.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors (or similar board) of such Person (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“SUG Change of Control” shall occur if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in Southern Union.

“Taxes” shall have the meaning set forth in Section 2.11(a) (Taxes).

“TLNG” shall have the meaning set forth in the preamble hereto.

“Type” shall mean, with respect to any Loan, any Alternate Base Rate Loan or any Eurodollar Rate Loan.

“Wachovia” shall mean Wachovia Bank, National Association.

1.2  Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

1.3  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”). If, at any time after the date of this Agreement, any material change is made to GAAP or Panhandle Eastern’s or the Borrower’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrower and the Agent shall negotiate in good faith to amend any such covenant to restore the Borrower and the Banks to the position they occupied before the implementation of such material change in GAAP or accounting practices if the Borrower notifies the Agent of such change (or if the Agent notifies the Borrower that the Required Banks request an amendment to any such covenant for such purpose); provided that, until so amended, such covenant shall continue to be computed on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

2.  AMOUNTS AND TERMS OF THE LOANS

2.1  The Loans. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make a single Loan (a “Loan”) to the Borrower on the Funding Date in an amount equal to such Bank’s Commitment at such time. The Borrowing shall consist of Loans made simultaneously by the Banks ratably according to their Commitments. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2  Making of the Loans.

(a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the Borrowing if the Borrowing consists of Eurodollar Rate Loans, or not later than 9:00 A.M. (New York City time) on the date of the Borrowing if Borrowing consists of Alternate Base Rate Loans, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof. The notice of the Borrowing (the “Notice of Borrowing”) shall be in writing, in form and substance satisfactory to the Agent, specifying therein the requested (i) date of the Borrowing, (ii) Type of Loans comprising the Borrowing, (iii) aggregate amount of the Borrowing, which shall not exceed the aggregate amount of the Commitments and (iv) if the Borrowing consists of Eurodollar Rate Loans, initial Interest Period for each such Loan. Each Bank shall, before 11:00 A.M. (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s account, in same day funds, such Bank’s portion of the Borrowing in accordance with Section 2.1 (The Loans). After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4 (Conditions to Funding), the Agent will make such funds available to the Borrower by electronic transfer of same day funds to the Borrower’s account.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrower. If the Notice of Borrowing specifies the Borrowing is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Section 4 (Conditions to Funding), including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan to be made by such Bank as part of the Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received written notice from a Bank prior to the date of the Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of the Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of the Borrowing in accordance with clause (a) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.6 (Interest) to Loans comprising the Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank’s Loan as part of the Borrowing for all purposes.

(d) The failure of any Bank to make the Loan to be made by it as part of the Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of the Borrowing.

2.3  Repayment of Loans. The Borrower shall repay to the Agent for the ratable account of the Banks the aggregate outstanding principal amount of the Loans on the Maturity Date.

2.4  Termination of the Commitments. The Commitment of each Bank shall be automatically and permanently reduced to $0 on the Funding Date.

2.5  Prepayments. The Borrower may, upon at least three Business Days’ notice in the case of Eurodollar Rate Loans and at least one Business Day’s notice in the case of Alternate Base Rate Loans, in each case to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 in the case of Eurodollar Rate Loans and $1,000,000 in the case of Alternate Base Rate Loans, or in each case an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 11.2(b) (Reimbursement of Expenses-breakage expenses). The Agent shall promptly notify each Bank of any notice received from the Borrower pursuant to this Section 2.5.

2.6  Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Bank from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) During such periods as such Loan is an Alternate Base Rate Loan, a rate per annum equal at all times to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Alternate Base Rate Loan shall be Converted or paid in full.

(ii) During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (a) the Eurodollar Rate for such Interest Period for such Loan plus (b) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) To the fullest extent permitted by applicable law, the amount of any principal, interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Bank that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of principal or interest, on the Type of Loan relating to such principal or interest pursuant to clause (i) or (ii) of clause (a) above, as applicable, and, in all other cases, on Alternate Base Rate Loans pursuant to clause (i) of clause (a) above.

(c) Promptly after receipt of the Notice of Borrowing pursuant to Section 2.2(a) (Making of the Loans), a notice of Conversion pursuant to Section 2.8 (Conversion of Loans) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Agent shall give notice to the Borrower and each Bank of the applicable Interest Period and the applicable interest rate determined by the Agent for purposes of clause (a)(i) or (a)(ii) above. If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period”, the Agent will forthwith so notify the Borrower and the Banks, whereupon the Borrower shall be deemed to have selected a one-month Interest Period for each such Eurodollar Rate Loan.

2.7  Fees.

(a) Each of the Borrower and the Guarantors agrees, jointly and severally, to pay to the Agent and the Lead Arrangers fees in such amounts and at such times as are specified in the Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent. Fees paid shall not be refundable under any circumstances.

2.8  Conversion of Loans.

(a) The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.6 (Interest) and 2.9 (Increased Costs), Convert all or any portion of the Loans of one Type into Loans of the other Type; provided that any Conversion of Eurodollar Rate Loans into Alternate Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans and each Conversion of Loans shall be made ratably among the Banks in accordance with their Pro Rata Percentages; and also provided that, upon giving effect to such Conversions, no more than five Interest Periods shall be in effect. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be in writing and shall be irrevocable and binding on the Borrower. The Agent shall promptly notify each Bank of any notice received from the Borrower pursuant to this Section 2.8.

(b) Upon the occurrence and during the continuation of any Default and if the Required Banks shall so direct, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

2.9  Increased Costs, Etc.

(a) If, due to a Change in Law, there shall be any increase in the cost to any Bank of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans (excluding, for purposes of this Section 2.9, any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.11 (Taxes) shall govern), (ii) changes in the rate of taxation or basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its principal office or Applicable Lending Office or any political subdivision thereof and (iii) reserve requirements contemplated by clause (b) of this Section 2.9), then the Borrower shall from time to time, within 10 days of receipt of a certificate from such Bank setting forth in reasonable detail a calculation of the amount necessary to compensate such Bank (with a copy of such certificate to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided that a Bank claiming additional amounts under this Section 2.9(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost, submitted to the Borrower by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(b) The Borrower shall pay to each Bank, as long as such Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Bank (which notice shall contain a calculation of such additional interest in reasonable detail). If a Bank fails to give notice 10 days prior to the relevant date on which interest is payable, such additional interest shall be due and payable 10 days from receipt of such notice.

(c) If, with respect to any Eurodollar Rate Loans, the Majority Banks notify the Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to the Banks of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Banks, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower that the Banks have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Bank to the Borrower through the Agent, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower that such Bank has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

(e) A Bank shall only be entitled to recover increased costs pursuant to this Section 2.9 to the extent such costs were incurred during any time or period commencing not more than 120 days prior to the date on which such Bank notifies the Agent and the Borrower that it proposes to demand such compensation and identifies to the Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based; provided that, if the Change in Law giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.10  Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s account in same day funds, with payments being received by the Agent after such time being deemed to have been received on the next succeeding Business Day. The Agent will promptly thereafter cause like funds to be distributed (x) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the Notes to more than one Bank, to such Banks for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Banks and (y) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.14(d) (Sale or Assignment), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Bank and each of its Affiliates, if and to the extent payment owed to such Bank is not made when due hereunder or, in the case of a Bank, under the Note held by such Bank, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Bank or such Affiliate any amount so due.

(c) All computations of interest based on the Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Bank hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

(f) If the Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Banks in accordance with such Bank’s pro rata share of the aggregate principal amount of all Loans outstanding at such time.

2.11  Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Bank or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.10 (Payments and Computations) or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, taxes that are imposed on its overall net income by the United States (and franchise taxes imposed in lieu thereof) and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank’s principal office or Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Bank or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Panhandle Eastern, the Borrower and TLNG shall indemnify each Bank and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, imposed on or paid by such Bank or such Agent (as the case may be) with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 11.3 (Notices), the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, as the case may be, and from time to time thereafter as reasonably requested in writing by a Loan Party (but only so long thereafter as such Bank remains lawfully able to do so), or upon the obsolescence or invalidity of any form previously provided provide each of the Agent and such Loan Party with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document, or (in the case of a Bank that is claiming exemption from U.S. federal withholding with respect to payments of “portfolio interest” and has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Loan Party or (iii) a controlled foreign corporation related to such Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)) Internal Revenue Service Form W-8BEN, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Bank that has certified that it is not a “bank” as described above, certifying that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Bank reasonably considers to be confidential, such Bank shall give notice thereof to the applicable Loan Party and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Bank has failed to provide a Loan Party with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Bank shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Bank become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall, at the sole expense of such Bank, take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) Any Bank claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates if the making of such a change or assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(h) If a Bank or Agent actually receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Bank or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Agent or such Bank or Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Bank or Agent in the event the Agent or such Bank or Agent is required to repay such refund to such Governmental Authority. This Section 2.11(h) shall not be construed to require the Agent or any Bank or Agent to claim a refund or make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.

2.12  Sharing of Payments, Etc. If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 11.14 (Sale and Assignment)) (a) on account of Obligations due and payable to such Bank hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bank at such time to (ii) the aggregate amount of the Obligations due and payable to all Banks hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Banks hereunder and under the Notes at such time obtained by all the Banks at such time or (b) on account of Obligations owing (but not due and payable) to such Bank hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Bank at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Banks hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Banks hereunder and under the Notes at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such other Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered; provided, further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Bank shall be shared on a pro rata basis only with other Banks. The Borrower agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

2.13  Use of Proceeds. The Borrower agrees that the proceeds of the Loans shall be used by it solely to repay in full the April 2005 Credit Agreement and to make a distribution to Panhandle Eastern, in each case on the Funding Date. Panhandle Eastern will use the proceeds of such distribution solely to repay in full the Panhandle Eastern 2.75% Senior Notes on the Funding Date.

2.14  Evidence of Debt.

(a) (i) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon request by any Bank to the Borrower (with a copy of such request to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Note payable to the order of such Bank in a principal amount equal to the Loans of such Bank. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Agent pursuant to Section 11.14(d) (Sale and Assignment) shall include a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing, the Type of Loans comprising the Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Bank in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Bank and, in the case of such account or accounts, such Bank, under this Agreement, absent manifest error; provided that the failure of the Agent or such Bank to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

2.15  Replacement of Banks. If (a) any Bank requests compensation under Section 2.9 (Increased Costs) or asserts, pursuant to Section 2.9(d) that it is unlawful for such Bank to make Eurodollar Rate Loans, (b) the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.11 (Taxes), (c) any Bank defaults in its obligation to fund Loans hereunder, or (d) with respect of any Bank that does not approve any amendment or waiver of any provision of any Loan Document that requires the unanimous consent of all of the Banks pursuant to Section 11.1 (Amendments; Waivers, Etc.), if such amendment or waiver is agreed to by the Required Banks, then the Borrower may, at its sole expense, upon prior notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.14 (Sale and Assignment)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) to the extent required under Section 11.14 (Sale and Assignment), the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.9 (Increased Costs) or payments required to be made pursuant to Section 2.11 (Taxes), such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.  REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each of Panhandle Eastern, the Borrower and TLNG represents and warrants that:

3.1  Organization and Qualification. Such Loan Party:

(a) is duly organized, validly existing, and in good standing under the laws of its state of organization;

(b) has the corporate or organizational power to own its properties and to carry on its respective businesses as now conducted; and

(c) is duly qualified as a foreign limited partnership or limited liability company, as applicable, to do business and is in good standing in every jurisdiction where such qualification is necessary except when the failure to so qualify would not or does not have a Material Adverse Effect.

The Borrower has the Subsidiaries as applicable listed on Schedule 3.1 attached hereto and made a part hereof for all purposes, and no others, each of which is a Delaware limited liability company unless otherwise noted on Schedule 3.1.

3.2  Authorization, Validity, Etc. Each such Loan Party has the limited liability company or limited partnership power and authority to make, execute, deliver and perform under this Agreement and the other Loan Documents to which it is a party and the transactions contemplated herein and therein, and all such action has been duly authorized by all necessary limited partnership or limited liability company proceedings on its part. Each Loan Document to which a Loan Party is a party has been duly and validly executed and delivered by such Loan Party and constitutes the valid and legally binding agreement of such Loan Party enforceable against such Loan Party in accordance with its terms, except as limited by Debtor Laws.

3.3  Conflicting or Adverse Agreements or Restrictions. No Loan Party is a party to any contract or agreement or subject to any restriction which would materially adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party. Neither the execution and delivery of this Agreement or any other Loan Document by any Loan Party that is or is to become a party thereto, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of and compliance with the respective terms, conditions and provisions hereof or thereof or of any instruments required hereby will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any lien (other than as contemplated or permitted by this Agreement) on any of the property of such Loan Party pursuant to (a) the charter or bylaws or similar organizational documents applicable to such Loan Party; (b) any law or any regulation of any Government Authority; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any agreement or instrument to which such Loan Party is a party or by which it is bound or to which it is subject, except in the case of clauses (b), (c) and (d) for conflicts, breaches, defaults, violations or the creation or imposition of liens that could not be reasonably expected to have a Material Adverse Effect.

3.4  No Consents Required. No action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, and no notice to or filing with, any Governmental Authority or any other third party is required for (a) the due execution, delivery or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, including without limitation the incurrence of Debt under this Agreement and the borrowing and repayment of Loans hereunder; or (b) the exercise by any Agent or any Bank of its rights under the Loan Documents, except for those authorizations, approvals, actions, notices and filings (A) which have been duly obtained or made or which are not required under the terms of the Loan Documents to have been obtained or made on or prior to such date or (B) with respect to the consummation of the transactions contemplated hereby, the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

3.5  Financial Statements.

(a) Panhandle Eastern has furnished the Banks with its audited financial report as of the fiscal year ending December 31, 2006. These statements are complete and correct and present fairly, in all material respects, in accordance with GAAP, consistently applied throughout the periods involved, the Consolidated financial position of Panhandle Eastern and its Subsidiaries and the results of their operations as at the dates and for the periods indicated.

(b) The Borrower has furnished the Banks with the Borrower’s unaudited financial report as of the fiscal year ending December 31, 2006. These statements are complete and correct and present fairly, in all material respects, in accordance with GAAP, consistently applied throughout the periods involved, the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations as at the dates and for the periods indicated.

(c) Since December 31, 2006, there has not occurred any event or condition which, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change respecting Panhandle Eastern, the Borrower or TLNG.

3.6  Litigation. Except as disclosed pursuant to Section 3.16 (Environmental Matters), there is no: (a) action or proceeding pending or, to the knowledge of Panhandle Eastern, the Borrower or TLNG, threatened against any Loan Party before any court, administrative agency or arbitrator which is reasonably expected to have a Material Adverse Effect; (b) unsatisfied judgment outstanding against such Loan Party for the payment of money; or (c) other outstanding judgment, order or decree affecting such Loan Party before or by any administrative or governmental authority, compliance with or satisfaction of which may reasonably be expected to have a Material Adverse Effect.

3.7  Default. No Loan Party is in default under or in violation of the provisions of any instrument evidencing any Debt or of any agreement relating thereto or any judgment, order, writ, injunction or decree of any court or any order, regulation or demand of any administrative or governmental instrumentality, which default or violation could reasonably be expected to have a Material Adverse Effect.

3.8  Compliance. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.9  Title to Assets. Each Loan Party has good title to its respective assets, subject to no Liens except those permitted in Section 6.2 (Liens, Etc.), Section 7.1 (Liens, Etc.) and Permitted Encumbrances. For purposes of this Section 3.9, “Permitted Encumbrances” shall mean easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of such Loan Party.

3.10  Payment of Taxes. Each Loan Party has filed all material tax returns required to be filed and has paid all taxes shown on said returns and all assessments which are due and payable (except such as are being contested in good faith by appropriate proceedings for which adequate reserves for their payment have been provided in a manner consistent with the accounting practices followed by the applicable Loan Party as of December 31, 2006). No Loan Party is aware of any pending investigation by any taxing authority or of any claims by any Governmental Authority for any unpaid taxes. Except as disclosed on Schedule 3.10, no Loan Party is party to any tax sharing agreement or arrangement.

3.11  Investment Company Act Not Applicable. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.12  Regulations T, U and X. No Loan shall be a “purpose credit secured directly or indirectly by margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“margin stock”); none of the proceeds of any Loan will be used by any Loan Party to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose which would constitute this transaction a “purpose credit secured directly or indirectly by margin stock” within the meaning of said Regulation U, as now in effect or as the same may hereafter be in effect. No Loan Party will take or permit any action which would involve the Banks in a violation of Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

3.13  ERISA. Except as provided in Schedule 3.13, (i) no Reportable Event (as defined in § 4043(c) of ERISA) has occurred with respect to any Plan, (ii) each Plan complies in all material respects with applicable provisions of ERISA, and each Loan Party has filed all reports required by ERISA and the Code to be filed with respect to each Plan, (iii) no Loan Party has any knowledge of any event which could result in a liability of a Loan Party to the Pension Benefit Guaranty Corporation and (iv) each Loan Party has met all requirements with respect to funding the Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA, there have not been any, nor are there now existing any, events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under § 4068 of ERISA to attach to any property of a Loan Party.

3.14  No Financing of Certain Security Acquisitions. None of the proceeds of any Loan will be used to acquire any security in any transaction that is subject to §13 or §14 of the Securities Exchange Act of 1934, as amended.

3.15  Franchises, Co-Licenses, Etc. Each Loan Party owns or has obtained all the material governmental permits, certificates of authority, leases, patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto, required or necessary (or, in the sole and independent judgment of the Borrower, prudent) in connection with the conduct of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to have any of the foregoing could not be reasonably expected to have a Material Adverse Effect.

3.16  Environmental Matters. Except as disclosed in Schedule 3.16, (a) all facilities and property owned or leased by a Loan Party have been and continue to be, owned or leased and operated by such Loan Party in material compliance with all Environmental Laws; (b) there has not been (during the period of such Loan Party’s ownership or lease) any Release of Hazardous Materials at, on, under or from any property now (or, to such Loan Party’s knowledge, previously) owned or leased by such Loan Party (i) that required, or may reasonably be expected to require, such Loan Party to expend funds on remediation or cleanup activities pursuant to any Environmental Law except for remediation or clean-up activities that would not be reasonably expected to have a Material Adverse Effect, or (ii) that otherwise, singly or in the aggregate, has, or may reasonably be expected to have, a Material Adverse Effect; (c) each Loan Party has been issued and is in material compliance with all permits, certificates, approvals, orders, licenses and other authorizations relating to environmental matters necessary for the conduct of its businesses; (d) there are no polychlorinated biphenyls (PCB’s) or asbestos-containing materials or surface impoundments in any of the facilities now (or, to the knowledge of such Loan Party, previously) owned or leased by such Loan Party, except for PCB’s and asbestos-containing materials of the type and in quantities that, to the knowledge of such Loan Party, do not currently require remediation, and if remediation of such PCB’s and asbestos-containing materials is hereafter required for any reason, such remediation activities would not reasonably be expected to have a Material Adverse Effect; (e) Hazardous Materials have not been generated, used, treated, recycled, stored or disposed of at, on, under or from any of the facilities or property now (or, to the knowledge of such Loan Party, previously) owned or leased by such Loan Party during the time of such Loan Party’s ownership or lease of such property that may require remediation or clean-up activities that would be reasonably expected to have a Material Adverse Effect; and (f) all underground storage tanks located on the property now (or, to the knowledge of such Loan Party, previously) owned or leased by such Loan Party have been (and to the extent currently owned or leased are) operated in material compliance with all applicable Environmental Laws.

3.17  Disclosure. No written information (other than any projections) concerning any Loan Party and the transactions contemplated hereby furnished by or on behalf of such Loan Party to the Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were or are made. The projections were prepared by or on behalf of each Loan Party in good faith based upon assumptions that such Loan Party believes to be reasonable as of the Closing Date and the Funding Date (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond such Loan Party’s control, and accordingly no assurance can be given and no representations are made that the assumptions are correct or that the projections will be realized).

3.18  Insurance. Each Loan Party has insurance with a responsible and reputable insurer covering its assets against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which such Person conducts its business, in such amounts and with such deductibles as are customary for similarly situated companies; and such Person (a) has not received notice from any insurer or agent of such insurer that any material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (b) does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at commercially available rates from similar insurers as may be necessary to continue its business.

3.19  Subsidiaries. TLNG is wholly owned by the Borrower. The Borrower is wholly owned, directly or indirectly, by Panhandle Eastern.

4.  CONDITIONS TO FUNDING

The obligation of the Banks to make any Loans is subject to the following conditions:

4.1  Representations True and No Defaults.

(a) The representations and warranties contained in Section 3 (Representations and Warranties of the Loan Parties) shall be true and correct on and as of the Funding Date as though made on and as of such date;

(b) None of Panhandle Eastern, the Borrower or TLNG shall be in default in the due performance of any covenant on its part contained in this Agreement;

(c) No Material Adverse Change shall have occurred with respect to (i) Panhandle Eastern reflected in the Consolidated annual financial statements of Panhandle Eastern dated December 31, 2006, or (ii) the Borrower reflected in the Consolidated annual financial statements of the Borrower dated December 31, 2006; and

(d) At the time of and immediately after giving effect to the Borrowing, no Event of Default or Default shall have occurred and be continuing.

4.2  Intentionally Omitted.

4.3  Compliance With Law. The business and operations of each Loan Party as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Funding Date shall have been and shall be in compliance in all material respects with all applicable State and Federal laws, regulations and orders affecting such Loan Party and the business and operations of any of them.

4.4  Notice of Borrowing and Other Documents. The Banks shall have received (a) the Notice of Borrowing; and (b) such other documents and certificates relating to the transactions herein contemplated as the Banks may reasonably request.

4.5  Payment of Fees and Expenses. The Borrower shall have paid (a) all expenses of the type described in Section 11.2 (Reimbursement of Expenses) through the date of such Loan and (b) all closing, structuring and other invoiced fees owed as of the Funding Date to the Agent or any of the Banks by the Borrower under this Agreement or any other written agreement between a Loan Party and the Agent, the applicable Bank(s), or any of their Affiliates.

4.6  Repayment of Debt. Simultaneously with the funding of the Loans, (i) the Borrower shall cause to be repaid in full all of the obligations under the April 2005 Credit Agreement and the obligations of the Borrower thereunder shall be extinguished and (ii) Panhandle Eastern shall cause to be repaid in full all of the obligations under the Panhandle Eastern 2.75% Senior Notes and the obligations of Panhandle Eastern thereunder shall be extinguished.

4.7  Loan Documents Satisfactory. The Agent shall have received a copy of each of the Loan Documents, each of which shall be in form and substance reasonably satisfactory to the Agent.

4.8  Loan Documents, Opinions and Other Instruments. As of the Funding Date, the Loan Parties shall have delivered to the Agent the following:

(a) this Agreement, each of the Notes and all other Loan Documents required by the Agent and the Banks to be executed and delivered by the applicable Loan Parties in connection with this Agreement;

(b) a certificate from the Secretary of State of the State of Delaware as to the continued existence and good standing of Panhandle Eastern, the Borrower and TLNG in the State of Delaware;

(c) a certificate from Secretary of State of each State in which such certification is necessary as to the good standing of TLNG and each Loan Party as a foreign entity to do business in such State;

(d) a Secretary’s Certificate executed by the duly elected Secretary or a duly elected Assistant Secretary of Panhandle Eastern, the Borrower and TLNG, in a form acceptable to the Agent, whereby such Secretary or Assistant Secretary certifies that one or more resolutions adopted by the Board of Managers of such Loan Party (or, in the case of Panhandle Eastern, the Board of Managers of its general partner) remain in full force and effect authorizing such Loan Party to enter into the transactions contemplated hereby and perform its obligations under the Loan Documents; and

(e) a legal opinion from in house counsel for the Borrower and each Guarantor, and New York counsel to HVB and Wachovia, each dated as of the Funding Date, addressed to the Agent and the Banks and otherwise acceptable in all respects to the Agent in its discretion.

5.  AFFIRMATIVE COVENANTS OF THE LOAN PARTIES

Each of Panhandle Eastern, the Borrower and TLNG covenants and agrees that, so long as the Borrower may borrow hereunder and until payment in full of the Obligations, each of Panhandle Eastern, the Borrower and TLNG, as applicable, will:

5.1  Financial Statements and Information.

Deliver to the Banks:

(a) as soon as available, and in any event within 120 days after the end of each fiscal year of Panhandle Eastern, a copy of the annual audit report of Panhandle Eastern and its Subsidiaries for such fiscal year containing a balance sheet, statement of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by PriceWaterhouseCoopers or another independent certified public accountant of recognized standing reasonably satisfactory to the Banks; and

(b) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, an unaudited financial report of the Borrower and its Subsidiaries for such fiscal year containing a balance sheet, statement of income and stockholders equity and cash flow statement, all in reasonable detail and certified by a financial officer of such Loan Party to have been prepared in accordance with GAAP, except as may be explained in such certificate; and

(c) as soon as available, and in any event within 60 days after the end of each quarterly accounting period in each fiscal year of Panhandle Eastern and the Borrower (excluding the fourth quarter), an unaudited financial report of Panhandle Eastern and its Subsidiaries and the Borrower and its Subsidiaries as at the end of such quarter and for the period then ended, containing a balance sheet, statements of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by a financial officer of such Loan Party to have been prepared in accordance with GAAP, except as may be explained in such certificate;

(d) such additional financial or other information as the Banks may reasonably request; and

(e) copies of all regular, periodic and special reports, and all registration statements, that such Loan Party files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

All financial statements specified in clauses (a), (b) and (c) above shall be furnished in Consolidated form for Panhandle Eastern and its Subsidiaries and the Borrower and its Subsidiaries with comparative Consolidated figures for the corresponding period in the preceding year. Together with each delivery of financial statements required by clauses (a), (b) and (c) above, each of Panhandle Eastern and the Borrower, as applicable, will deliver to the Banks an Officer’s Certificate stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto. Together with each delivery of financial statements required by clauses (a) and (c) above, Panhandle Eastern will deliver to the Banks an Officer’s Certificate demonstrating compliance with the covenant set forth in Section 6.1 (Financial Covenant). The Banks are authorized to deliver a copy of any financial statement delivered to it to any regulatory body having jurisdiction over them, and to disclose same to any prospective assignees or participant Banks.

5.2  Books and Records. Maintain, and cause each of its Subsidiaries to maintain, proper books of record and account in accordance with sound accounting practices in which true, full and correct entries will be made of all their respective dealings and business affairs.

5.3  Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound, responsible and reputable companies in such types and amounts and against such casualties, risks and contingencies as is customarily carried by owners of similar businesses and properties.

5.4  Maintenance of Property. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in accordance with such Loan Party’s established maintenance plan as in effect from time to time consistent with past practices.

5.5  Inspection of Property and Records. Permit any officer, director or agent of the Agent or any Bank, on written notice and at such Bank’s expense, to visit and inspect during normal business hours any of the properties, corporate books and financial records of each Loan Party and discuss their respective affairs and finances with their principal officers, all at such times as the Agent or any Bank may reasonably request.

5.6  Existence, Laws, Obligations, Taxes. Maintain, and cause each of its Subsidiaries to maintain, its corporate existence and franchises, and any license agreements and tariffs that permit the recovery of a return that such Loan Party considers to be fair (and as to licenses, franchises, and tariffs that are subject to regulatory determinations of recovery of returns, such Loan Party has presented or is presenting favorable defense thereof); and to comply, and cause each of its Subsidiaries to comply, with all statutes and governmental regulations noncompliance with which might have a Material Adverse Effect, and pay, and cause each of its Subsidiaries to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which if unpaid might become a lien against the property of such Loan Party and its Subsidiaries except liabilities being contested in good faith.

5.7  Notice of Certain Matters. Notify the Agent promptly upon acquiring knowledge of the occurrence of any of the following events:

(a) the institution or threatened institution of any lawsuit or administrative proceeding affecting a Loan Party that is not covered by insurance (less applicable deductible amounts) and which, if determined adversely to such Loan Party, could reasonably be expected to have a Material Adverse Effect;

(b) the occurrence of any Material Adverse Change, or of any event that in the good faith opinion of such Loan Party is likely to result in a Material Adverse Change, affecting such Loan Party;

(c) the occurrence of any Event of Default or any Default;

(d) a change by Moody’s Investors Service, Inc. or by Standard and Poor’s Ratings Group in the rating of the Funded Debt of Panhandle Eastern; and

(e) such other information respecting the business, financial condition, operations or assets of the Loan Parties as any Agent, or any Bank through the Agent, may from time to time reasonably request.

             5.8      ERISA. At all times:

            (a) to the extent required of a Loan Party under applicable law, maintain and keep in full force and effect each Plan, subject to Southern Union’s right, in accordance with applicable legal requirements, (i) to amend any such Plans, (ii) to merge any such Plans, and to (iii) cease benefit accruals under any such Plans;

          (b) to the extent required of a Loan Party under applicable law, make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA;

(c) promptly after acquiring knowledge of any “reportable event” or of any “prohibited transaction” (as such terms are defined in § 4043 and § 406 of ERISA) in connection with any Plan, furnish the Banks with a statement executed by the president or chief financial officer of a Loan Party setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto;

(d) notify the Banks promptly upon receipt by a Loan Party or any Subsidiary of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and furnish to the Banks copies of such notice;

(d) to the extent required of a Loan Party under applicable law, acquire and maintain Pension Benefit Guaranty Corporation employer liability coverage insurance required under ERISA;

(e) furnish the Banks with copies of the summary annual report for each Plan filed with the Internal Revenue Service as the Agent or the Banks may request; and

(f) furnish the Banks with copies of any request for waiver of the funding standards or extension of the amortization periods required by § 303 and § 304 of ERISA or § 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be.

    5.9  Compliance with Environmental Laws. At all times:

(a)  (i) use and operate, and cause each of its Subsidiaries to use and operate, all of their respective facilities and properties in material compliance with all Environmental Laws; (ii) keep, and cause each of its Subsidiaries to keep, all necessary permits, approvals, orders, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith; (iii) handle, and cause each of its Subsidiaries to handle, all Hazardous Materials in material compliance with all applicable Environmental Laws; and (iv) dispose, and cause each of its Subsidiaries to dispose, of all Hazardous Materials with carriers that maintain valid permits, approvals, certificates, licenses or other authorizations for such disposal in material compliance with applicable Environmental Laws;

(b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of the facilities and properties of such Loan Party under, or their respective compliance with, applicable Environmental Laws wherein the condition or the noncompliance that is the subject of such claim, complaint, notice, or inquiry involves, or could reasonably be expected to involve, liability of or expenditures of (1) in the case of the Borrower or any of its Subsidiaries, $10,000,000 or more, and (2) in the case of Panhandle Eastern and its Subsidiaries taken as a whole, $30,000,000 or more, to the extent in each case that such matters are not reflected in the financial statements provided pursuant to Sections 3.5 (a) and (b) hereof for the period ended December 31, 2006; and

(c) provide such information and certifications which the Banks may reasonably request from time to time to evidence compliance with this Section 5.9.

 6.  NEGATIVE COVENANTS OF PANHANDLE EASTERN

So long as the Borrower may borrow hereunder and until payment in full of the Obligations, except with the written consent of the Banks:

6.1  Financial Covenant. Panhandle Eastern will not permit its Debt/Capitalization Ratio as of the last day of any fiscal quarter to be greater than 65.0%.

6.2  Liens, Etc. Panhandle Eastern will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on or with respect to any of its Property, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names Panhandle Eastern or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except:

(a) Permitted Liens for Panhandle Eastern and its Subsidiaries;

(b) Liens existing on the date hereof and any replacement, extension or renewal of the indebtedness secured by such Lien, provided that the amount of Debt or other obligations secured thereby is not increased and is not secured by any additional assets; and

(c) Liens arising in connection with Capitalized Leases, provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases, and purchase money Liens upon or in real property, equipment or other fixed or capital assets acquired or held by Panhandle Eastern or any of its Subsidiaries to secure the purchase price of such property, equipment or other fixed or capital assets or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property, equipment or other fixed or capital assets, or Liens existing on any such property, equipment or other fixed or capital assets at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount (provided that no such Lien shall extend to or cover any property other than the property, equipment or other fixed or capital assets being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced); provided that the aggregate principal amount of the Debt secured by Liens permitted by this clause (c) shall not exceed $50,000,000 at any time outstanding;

provided that Panhandle Eastern or any of its Subsidiaries may create or assume any other Lien securing Debt if, after giving effect to such Debt, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets.

6.3  Debt. Panhandle Eastern will not, and will not permit any Subsidiary (other than the Borrower or TLNG) to, create, incur, assume or suffer to exist any Debt, unless if after giving effect to such Debt, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets.

6.4  Change in Nature of Business. Panhandle Eastern will not make any material change in the nature of Panhandle Eastern’s business as carried on at the date hereof.

6.5  Mergers, Consolidation. Panhandle Eastern will not merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Subsidiaries to do so, except that:

(a) any Subsidiary of Panhandle Eastern may merge into or consolidate with Panhandle Eastern, provided that Panhandle Eastern is the continuing or surviving Person;

(b) any Subsidiary of Panhandle Eastern may merge into or consolidate with any other Subsidiary of Panhandle Eastern; provided that if such Subsidiary is the Borrower, such transaction shall comply with Section 7.3(c);

(c) any Subsidiary of Panhandle Eastern may be liquidated or dissolved if Panhandle Eastern determines in good faith that such liquidation or dissolution is in the best interest of Panhandle Eastern and is not materially disadvantageous to the Banks;

(d) any Subsidiary of Panhandle Eastern may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that either (i) the Person surviving such merger shall be a Subsidiary of Panhandle Eastern or (ii) such transaction complies with Sections 6.6(b), 7.3 and 7.4; and

(e) Panhandle Eastern may merge with any Person; provided that if Panhandle Eastern is not the surviving entity, the surviving entity agrees to assume and be bound by the terms and conditions of this Agreement pursuant to documentation satisfactory to the Agent to such effect;

provided that in each case, immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and such transaction shall not cause or have caused a Material Adverse Effect.

6.6  Sale of Assets. Panhandle Eastern will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of, in one transaction or in a series of transactions, assets representing all or substantially all of the Consolidated assets of Panhandle Eastern, except:

(a) in a transaction authorized by Section 6.5 (Mergers); and

(b) sales, transfers or other dispositions of assets among Panhandle Eastern and its Subsidiaries.

6.7  Restricted Payments. Panhandle Eastern will not, and will not permit any of its Subsidiaries to, pay or declare any Restricted Payment, except that, (a) any of its Subsidiaries may make Restricted Payments to Panhandle Eastern or another Subsidiary of Panhandle Eastern (except that the Borrower may not make any such payment to any Person other than Panhandle Eastern and Subsidiaries of the Borrower may not make any such payment to any Person other than the Borrower or Panhandle Eastern) and (b) so long as no Event of Default has occurred and is continuing and Panhandle Eastern is in pro forma compliance with Section 6.1 (Financial Covenant) after giving effect to such Restricted Payments, Panhandle Eastern may make distributions to Southern Union and Southern Union Panhandle, LLC.

6.8  Sales and Leasebacks. Panhandle Eastern will not enter into any arrangement with any Person (other than Subsidiaries of Panhandle Eastern) providing for the leasing by Panhandle Eastern or any Subsidiary of real or personal property that has been or is to be sold or transferred by Panhandle Eastern or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Panhandle Eastern or such Subsidiary (each a “Sale-Leaseback Transaction”), unless if after giving effect to such Sale-Leaseback Transaction, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets.

6.9  Transactions with Related Parties. Panhandle Eastern will not, and will not permit any Subsidiary to, enter into any transaction or agreement with any officer, director or holder (other than Southern Union and its Subsidiaries) of ten percent (10%) or more of any class of the outstanding capital stock of Panhandle Eastern or any Subsidiary (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

6.10  Hazardous Materials. Panhandle Eastern will not, and will not permit any Subsidiary to, (a) cause or permit any Hazardous Materials to be placed, held, used, located, or disposed of on, under or at any of such Person’s property or any part thereof by any Person in a manner which could reasonably be expected to have a Material Adverse Effect; (b) cause or permit any part of any of such Person’s property to be used as a manufacturing, storage, treatment or disposal site for Hazardous Materials, where such action could reasonably be expected to have a Material Adverse Effect; or (c) cause or suffer any liens to be recorded against any of such Person’s property as a consequence of, or in any way related to, the presence, remediation, or disposal of Hazardous Materials in or about any of such Person’s property, including any so-called state, federal or local “superfund” lien relating to such matters, where such recordation could reasonably be expected to have a Material Adverse Effect.

7.  NEGATIVE COVENANTS OF THE BORROWER

So long as the Borrower may borrow hereunder and until payment in full of the Obligations, except with the written consent of the Banks:

7.1  Liens, Etc. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on or with respect to any of its Property, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except:

(a) Permitted Liens for the Borrower and its Subsidiaries;

(b) Liens existing on the date hereof and any replacement, extension or renewal of the indebtedness secured by such Lien, provided that the amount of Debt or other obligations secured thereby is not increased and is not secured by any additional assets; and

(c) Liens arising in connection with Capitalized Leases, provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases, and purchase money Liens upon or in real property, equipment or other fixed or capital assets acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property, equipment or other fixed or capital assets or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property, equipment or other fixed or capital assets, or Liens existing on any such property, equipment or other fixed or capital assets at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount (provided that no such Lien shall extend to or cover any property other than the property, equipment or other fixed or capital assets being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced); provided that the aggregate principal amount of the Debt secured by Liens permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding.

7.2  Debt. The Borrower will not, and will not permit any Subsidiary to, incur or permit to exist any Debt, except:

(a) Debt under this Agreement;

(b) Debt of TLNG to the Borrower;

(c) endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(d) Debt of TLNG or any other Subsidiary of the Borrower subordinated to the Loans on terms and pursuant to documentation satisfactory to the Agent;

(e) Unsecured Debt of the Borrower; and

(f) Capitalized Leases of the Borrower with Subsidiaries as permitted pursuant to 7.1(c).

7.3  Merger, Consolidation. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or a substantial part of its assets or acquire (whether in one transaction or a series of transactions) all or a substantial part of the assets of any Person, except that:

(a) any Subsidiary of the Borrower may merge or consolidate with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Borrower;

(b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or another Subsidiary of the Borrower;

(c) the Borrower may acquire the assets of or merge with any Person, provided that if the Borrower is not the surviving entity, the surviving entity agrees to assume and be bound by the terms and conditions of this Agreement pursuant to documentation satisfactory to the Agent; and

(d) the Borrower or any Subsidiary of the Borrower may sell, lease, assign or otherwise dispose of assets as otherwise permitted under Section 7.4 (Sale of Assets), which shall include without limitation the transfer of assets to a Subsidiary and the subsequent sale of the equity interests in such Subsidiary;

provided that, after giving effect to any such transaction, no Default or Event of Default shall have occurred and be continuing and such transaction shall not cause or have caused a Material Adverse Effect.

7.4  Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, except as permitted under this Section 7.4, sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or any part of its Property (whether now owned or hereafter acquired); provided that

(a) the Borrower or any Subsidiary may in the ordinary course of business dispose of (i) Property consisting of Inventory; and (ii) Property consisting of goods or equipment that are, in the opinion of the Borrower or any Subsidiary of the Borrower, obsolete or unproductive, but if in the good faith judgment of the Borrower or any Subsidiary of the Borrower such disposition without replacement thereof would have a Material Adverse Effect, such goods and equipment shall be replaced, or their utility and function substituted, by new or existing goods or equipment; and

(b) the Borrower or any Subsidiary may dispose of Property other than Inventory (in consideration of such amount as in the good faith judgment of the Borrower or such Subsidiary represents a fair consideration therefor), provided that the aggregate value of such property disposed of (determined after depreciation and in accordance with GAAP) after the Funding Date does not exceed ten percent (10%) of the aggregate value of all of the Borrower’s and its Subsidiaries’ real property and tangible personal property other than Inventory considered on a Consolidated basis and determined after depreciation and in accordance with GAAP, as of December 31, 2006.

7.5  Restricted Payment. The Borrower will not pay or declare any Restricted Payment to any Person other than to Panhandle Eastern. The Borrower will not permit any Subsidiary to pay or declare any Restricted Payment to any Person other than the Borrower.

7.6  Securities Credit Regulations. Neither the Borrower nor any Subsidiary will take or permit any action which might cause the Loans or this Agreement to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

7.7  Nature of Business. The Borrower will not, and will not permit any Subsidiary, to, make any material change in the nature of the Borrower’s business as carried on at the date hereof.

7.8  Transactions with Related Parties. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or agreement with any officer, director or holder (other than Southern Union and its Subsidiaries) of ten percent (10%) or more of any class of the outstanding capital stock of the Borrower or any Subsidiary (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

7.9  Hazardous Materials. The Borrower will not, and will not permit any Subsidiary to, (a) cause or permit any Hazardous Materials to be placed, held, used, located, or disposed of on, under or at any of such Person’s property or any part thereof by any Person in a manner which could reasonably be expected to have a Material Adverse Effect; (b) cause or permit any part of any of such Person’s property to be used as a manufacturing, storage, treatment or disposal site for Hazardous Materials, where such action could reasonably be expected to have a Material Adverse Effect; or (c) cause or suffer any liens to be recorded against any of such Person’s property as a consequence of, or in any way related to, the presence, remediation, or disposal of Hazardous Materials in or about any of such Person’s property, including any so-called state, federal or local “superfund” lien relating to such matters, where such recordation could reasonably be expected to have a Material Adverse Effect.

7.10  Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of any Loan for any purpose other than for purposes set forth in Section 2.13 (Use of Proceeds); or use any such proceeds in a manner which violates or results in a violation of any law or regulation.

7.11  Other Documents. The Borrower will not, and will not permit any Subsidiary to, amend, restate or otherwise modify or waive any provision or condition of any instrument or agreement relating to any secured Debt of such Person if the effect of such modification or waiver is to increase the obligations of such Person in a manner that is adverse to the Banks without the consent of the Majority Banks.

8.  EVENTS OF DEFAULT; REMEDIES

If any of the following events shall occur, then the Agent shall at the request, or may with the consent, of the Majority Banks, declare the Notes and all interest accrued and unpaid thereon, and all other amounts payable under the Notes, this Agreement and the other Loan Documents, to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; provided that with respect to any Event of Default described in Sections 8.7 (Bankruptcy) or 8.8 (Dissolution) hereof, the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all such other amounts payable under the Notes, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower:

8.1  Failure to Pay Obligations When Due. The Borrower fails to pay, repay or prepay any principal on the date when due, or any other Obligation within five Business Days after the date when due.

8.2  Intentionally Omitted.

8.3  Failure to Pay Other Debt. (a) The Borrower or any Subsidiary of the Borrower fails to pay principal or interest on any unsecured Debt aggregating more than $10,000,000 or any secured Debt when due and any related grace period has expired, or the holder of any of such Debt declares such Debt due prior to its stated maturity because of the Borrower’s or any Subsidiary’s default thereunder and the expiration of any related grace period; (b) Panhandle Eastern or any of its Subsidiaries fails to pay principal or interest on any Debt aggregating more than $50,000,000 when due and any related grace period has expired, or the holder of any of such Debt declares such Debt due prior to its stated maturity because of Panhandle Eastern’s or any such Subsidiary’s default thereunder and the expiration of any related grace period; (c) at any time that the aggregate amount of all Citrus Investments exceeds $10,000,000, CCC or any of its Subsidiaries fails to pay principal or interest on any Debt aggregating more than $10,000,000 when due and any related grace period has expired, or the holder of any of such Debt declares such Debt due prior to its stated maturity because of CCC’s or any such Subsidiary’s default thereunder and the expiration of any related grace period; or (d) at any time that the aggregate amount of all Citrus Investments exceeds $10,000,000, the holder of any Debt aggregating more than $10,000,000 of Citrus Corp. declares such Debt due prior to its stated maturity because of Citrus Corp.’s default thereunder and the expiration of any related grace period.

8.4  Misrepresentation or Breach of Warranty. Any representation or warranty made by any Loan Party herein or otherwise furnished to the Bank in connection with this Agreement or any other Loan Document shall be incorrect, false or misleading in any material respect when made.

8.5  Violation of Certain Covenants. Any Loan Party violates any covenant, agreement or condition contained in Sections 5.6 (Existence), 5.7(c) (Notice of Defaults), 6.1 (Financial Covenant), 6.2 (Liens), 6.3 (Debt), 6.5 (Merger), 6.6 (Sale of Assets), 6.7 (Restricted Payments), 7.1 (Liens), 7.2 (Debt), 7.3 (Merger, Consolidation), 7.4 (Sale of Assets) or 7.5 (Restricted Payments).

8.6  Violation of Other Covenants, Etc. Any Loan Party violates any other covenant, agreement or condition contained herein (other than the covenants, agreements and conditions set forth or described in Sections 8.1 (Failure to Pay Obligations When Due), 8.3 (Cross Default), 8.4 (Representations), and 8.5 (Certain Covenants) above) or in any other Loan Document and such violation shall not have been remedied within (30) days after the earlier of (i) actual discovery by a Loan Party of such violation or (ii) written notice has been received by the Borrower from the Bank or the holder of the Note.

8.7  Bankruptcy and Other Matters. Any Loan Party or Southern Union (a) makes an assignment for the benefit of creditors; or (b) admits in writing its inability to pay its debts generally as they become due; or (c) generally fails to pay its debts as they become due; or (d) files a petition or answer seeking for itself, or consenting to or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable Debtor Law (including, without limitation, the Federal Bankruptcy Code); there is appointed a receiver, custodian, liquidator, fiscal agent, or trustee of any Loan Party or Southern Union or of the whole or any substantial part of their respective assets; or any court enters an order, judgment or decree approving a petition filed against any Loan Party or Southern Union seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Debtor Law and either such order, decree or judgment so filed against it is not dismissed or stayed (unless and until such stay is no longer in effect) within thirty (30) days of entry thereof or an order for relief is entered pursuant to any such law.

8.8  Dissolution. Any order is entered in any proceeding against any Loan Party or Southern Union decreeing the dissolution, liquidation, winding-up or split-up of any Loan Party or Southern Union, and such order remains in effect for thirty (30) days.

8.9  Undischarged Judgment. (a) A final judgment or judgments in the aggregate, that might be or give rise to Liens on any property of the Borrower or any of its Subsidiaries, for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, (b) a final judgment or judgments in the aggregate, that might be or give rise to Liens on any property of Panhandle Eastern or any of its Subsidiaries, for the payment of money in excess of $50,000,000 shall be rendered against Panhandle Eastern or any of its Subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed or (c)  at any time that the aggregate amount of all Citrus Investments exceeds $10,000,000, a final judgment or judgments in the aggregate, that might be or give rise to Liens on any property of CCC or any of its Subsidiaries, for the payment of money in excess of $10,000,000 shall be rendered against CCC or any of its Subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed.

8.10  Loan Documents. Any material provision in any Loan Document shall for any reason cease to be valid and binding on any party thereto except upon fulfillment of such party’s obligations thereunder (or any such party shall so state in writing), or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than the Agent and the Banks) or any Governmental Authority, or any such party shall deny in writing that it has any liability or obligation thereunder, except upon fulfillment of its obligations thereunder.

8.11  Change of Control. Any of the following events shall occur:

(a) Panhandle Eastern shall cease to own or control, directly or indirectly, 100% of the Equity Interests and voting power of each of the Borrower and TLNG;

(b) Southern Union shall cease to own, or control, directly or indirectly, at least 51% of the Equity Interests and voting power of Panhandle Eastern; or

(c)  at any time that the aggregate amount of all Citrus Investments exceeds $10,000,000, (i) Southern Union shall cease to own or control, directly or indirectly, 51% of the Equity Interests and voting power of CCC, (ii) CCC shall cease to own or control, directly or indirectly, at least 50% of the Equity Interests and voting power of Citrus Corp., or (iii) CCC shall cease to own or control, directly or indirectly, at least 40% of the Equity Interests and voting power of Florida Gas Transmission Company.

8.12  Other Remedies. In addition to and cumulative of any rights or remedies expressly provided for in this Section 8, if any one or more Events of Default shall have occurred, the Agent shall at the request, and may with the consent, of the Majority Banks proceed to protect and enforce the rights of the Banks hereunder by any appropriate proceedings. The Agent shall at the request, and may with the consent, of the Majority Banks also proceed either by the specific performance of any covenant or agreement contained in this Agreement or by enforcing the payment of the Notes or by enforcing any other legal or equitable right provided under this Agreement or the Notes or otherwise existing under any law in favor of the holder of the Notes.

8.13  Remedies Cumulative. No remedy, right or power conferred upon the Banks is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9.  THE AGENT

9.1  Authorization and Action. Each Bank hereby appoints HVB as its Agent under and irrevocably authorizes the Agent (subject to this Section 9.1 and Section 9.7 (Successor Agent)) to take such action as the Agent on its behalf and to exercise such powers under this Agreement, the Loan Documents and the Notes as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Bank expressly authorizes the Agent to execute, deliver, and perform its obligations under this Agreement and the Loan Documents, and to exercise all rights, powers, and remedies that the Agent may have hereunder and thereunder. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Majority Banks, and such instructions shall be binding upon all the Banks and all holders of any Note; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

9.2  Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes and the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until the Agent receives notice from the Bank which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Bank for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants, or other experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any opinions, certifications, statements, warranties, or representations made in or in connection with this Agreement; (d) shall not have any duty to any Bank to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrower is entitled to any Loan or to inspect the property (including the books and records) of the Borrower or any Subsidiary; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

9.3  Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the nonpayment of principal of or interest hereunder) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a Notice of Default. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Agent shall (subject to Section 9.7 (Successor Agent)) take such action with respect to such Default as shall be instructed by the Majority Banks; provided that, unless and until the Agent shall have received the directions referred to in Sections 9.1 (Authorization and Action) or 9.7 (Successor Agent), the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Banks.

9.4  HVB and Affiliates. With respect to its Commitment, any Loan made by it, and the Note issued to it, HVB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include HVB in its individual capacity. HVB and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if HVB were not the Agent and without any duty to account therefor to the Banks.

9.5  Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and each Subsidiary and its decision to enter into the transactions contemplated by this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or to inspect the properties or books of Panhandle Eastern, the Borrower or any Subsidiary. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, or business of Southern Union, Panhandle Eastern, the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

9.6  Indemnification. Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), according to such Bank’s Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent under this Agreement or the Notes; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the person being indemnified; and provided, further, that it is the intention of each Bank to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the Notes, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

9.7  Successor Agent. The Agent may resign at any time as Agent under this Agreement by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks or shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.8  Agent’s Reliance. The Borrower shall notify the Agent in writing of the names of its officers and employees authorized to request a Loan on behalf of the Borrower and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer’s or employee’s authority to request a Loan on behalf of the Borrower until the Agent receives written notice from the Borrower to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing, and, with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the officers or employees authorized to make such request on behalf of the Borrower. Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Bank believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

10.  GUARANTY

10.1  Guaranty. Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”).

10.2  Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Bank with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of any Obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Bank to disclose to any Loan Party any information relating to the business, operations, financial condition, assets or prospects of any other Loan Party now or hereafter known to such Bank (each Guarantor waiving any duty on the part of the Banks to disclose such information);

(g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Bank that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Bank or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

10.3  Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Guarantor or other rights of such Guarantor to proceed against the Borrower, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Bank to disclose to any Guarantor any matter, fact or thing relating to the business, operations, financial condition, assets or prospects of the Borrower or any of its Subsidiaries now or hereafter known by such Bank.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.2 (Guaranty Absolute) and this Section 10.3 are knowingly made in contemplation of such benefits.

10.4  Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Bank against the Borrower or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Banks, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Bank of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Banks will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

10.5  Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.5:

(a) Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Law relating to the Borrower), a Guarantor may receive regularly scheduled payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Law relating to the Borrower), however, unless the Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) In any proceeding under any Debtor Law relating to the Borrower, each Guarantor agrees that the Banks shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before any Guarantor receives payment of any Subordinated Obligations.

(c) After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Law relating to the Borrower), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Banks and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Law relating to the Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of a Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

10.6  Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date.

10.7  General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of TLNG under Section 10.1 (Guaranty) would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1 (Guaranty), then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by TLNG, any Bank or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

11.  MISCELLANEOUS

11.1  Amendments, Waivers, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Guarantors and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by each Bank, do any of the following:

(a) waive any of the conditions specified in Section 4 (Conditions to Funding);

(b) increase the Commitment of any Bank or alter the term thereof, or subject any Bank to any additional or extended obligations;

(c) change the principal of, or decrease the rate of interest on, the Loans or any Note, or any fees or other amounts payable hereunder (except that the Required Banks may waive in writing the increase in Applicable Margin resulting from the occurrence of an SUG Change of Control);

(d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any Note, or any fees (including, without limitation, any fee) or other amounts payable hereunder;

(e) change the definition of “Majority Banks” or the number of Banks which shall be required for Banks, or any of them, to take any action hereunder;

(f) amend this Section 11.1; or

(g) reduce or limit the obligations of any Guarantor under the Loan Documents or release any Guarantor from its obligations under the Loan Documents;

and provided, further, that (I) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to each Bank, affect the rights or duties of the Agent under any Loan Document and (II) at any time after the occurrence of an SUG Change of Control, the approval of the Required Banks shall be required in order to (a) amend or waive, or consent to any departure from, Section 6.1 (Financial Covenant), Section 6.2 (Liens, Etc.), Section 6.7 (Restricted Payments), Section 7.1 (Liens, Etc.) or Section 7.5 (Restricted Payments) or (b) to amend any defined term relating to any such provision if the effect of any such amendment contemplated in this clause (b) would be to cause such provision to be less onerous on the relevant Loan Party. No failure or delay on the part of any Bank or the Agent in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Borrower and any Bank or the Agent shall operate as a waiver of any right of any Bank or the Agent. No modification or waiver of any provision of this Agreement or the Note nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

11.2  Reimbursement of Expenses.

(a) The Borrower agrees to pay on demand (and whether or not the Funding Date occurs) (1) all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lead Arrangers, including reasonable and documented fees and expenses of a single counsel for the Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, and (2) all costs and expenses of the Agent and each Bank in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Bank with respect thereto). The Borrower further agrees to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Bank other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.5 (Prepayments), 2.8 (Conversion of Loans) or 2.9(d) (Increased Costs, Etc.), acceleration of the maturity of the Notes pursuant to Section 8 (Events of Default; Remedies) or for any other reason, or by an Eligible Assignee to a Bank other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 11.14 (Sale or Assignment) as a result of a demand by the Borrower pursuant to Section 11.14(a), or if the Borrower fails to make any payment or prepayment of a Loan for which a notice of prepayment has been given, whether pursuant to Section 2.3 (Repayment of Loans), 2.5 (Prepayments) or Section 8 (Events of Default; Remedies) or otherwise, the Borrower shall, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses reasonably incurred by such Bank as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Loan.

(c) The obligations of the Borrower under this Section 11.2 shall survive the termination of this Agreement and/or the payment of the Notes.

11.3  Notices. Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

(a) If to Panhandle Eastern, to: Panhandle Eastern Pipe Line Company, LP
c/o Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Richard N. Marshall,
Senior Vice President and
Chief Financial Officer
Phone: (713) 989-7000
Fax: (713) 989-1213

with copies to: Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Monica M. Gaudiosi,
Senior Vice President and
Associate General Counsel
Phone: (713) 989-7567
Fax: (713) 989-1213

and

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W.
Suite 600
Washington, D.C. 20006
Attn: Seth M. Warner
Phone: (202) 939-7945
Fax: (202) 265-5706

(b) If to the Borrower, to: Trunkline LNG Holdings LLC
c/o Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Richard N. Marshall,
Senior Vice President and
Chief Financial Officer
Phone: (713) 989-7000
Fax: (713) 989-1213

with copies to: Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Monica M. Gaudiosi,
Senior Vice President and
Associate General Counsel
Phone: (713) 989-7567
Fax: (713) 989-1213

and

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W.
Suite 600
Washington, D.C. 20006
Attn: Seth M. Warner
Phone: (202) 939-7945
Fax: (202) 265-5706

(c) If to TLNG, to: Trunkline LNG Company, LLC
c/o Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Richard N. Marshall,
Senior Vice President and
Chief Financial Officer
Phone: (713) 989-7000
Fax: (713) 989-1213

with copies to: Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn:	Monica M. Gaudiosi,
Senior Vice President and
Associate General Counsel
Phone: (713) 989-7567
Fax: (713) 989-1213

and

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W.
Suite 600
Washington, D.C. 20006
Attn: Seth M. Warner
Phone: (202) 939-7945
Fax: (202) 265-5706

If to the Agent, to: Bayerische Hypo- und Vereinsbank AG, New York  Branch
150 East 42nd Street
New York, NY 10017-4679

Attn: Agency Services, Wayne Miller
Tel: 212-672-5930
Fax: 212-672-6025

and if to any Bank, at the address specified in its Administrative Questionnaire, or as to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other party and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile or other electronic transmission. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m. (New York time), recipient’s time, and if transmitted after that time, on the next following Business Day; provided that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above.

11.4  Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

11.5  Waiver of Jury Trial. THE AGENT, THE BANKS AND EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS, OF THE AGENT, THE BANKS OR THE LOAN PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS TO ENTER INTO THIS AGREEMENT.

11.6  Consent to Jurisdiction. The Agent, the Banks and each Loan Party agree that any legal action or proceeding by or against any Loan Party or with respect to or arising out of this Agreement or any other Loan Document may be brought in or removed to the Supreme Court of the State of New York, in and for the County of New York, or the United States District Court for the Southern District of New York, and any court of appeals from either therefrom as the Agent may elect. By execution and delivery of the Agreement, each of the Banks, the Agent and each Loan Party accepts, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Agent, the Banks and each Loan Party irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of the Agent and the Banks to bring legal action or proceedings in any other competent jurisdiction. The Agent, the Banks and each Loan Party further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of any Loan Party based upon the assertion that the rate of interest charged by the Banks on or under this Agreement, the Loans and/or the other Loan Documents is usurious. The Agent, the Banks and each Loan Party hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Loan Document brought before the foregoing courts on the basis of an inconvenient forum.

11.7  Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein or made in writing by any Loan Party in connection herewith shall survive the execution and delivery of the Loan Documents and the Notes, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided that the undertaking of the Banks to make the Loans to the Borrower shall not inure to the benefit of any successor or assign of the Borrower. No investigation at any time made by or on behalf of the Banks shall diminish the Banks’ rights to rely on any representations made herein or in connection herewith. All statements contained in any certificate or other written instrument delivered by any Loan Party or by any Person authorized by the Borrower under or pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute representations and warranties hereunder as of the time made by such Loan Party.

11.8  Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument and all such separate counterparts shall constitute but one and the same instrument.

11.9  Severability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

11.10  Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

11.11  Accounting Terms. All accounting terms used herein which are not expressly defined in the Agreement, or the respective meanings of which are not otherwise qualified, shall have the respective meanings given to them in accordance with GAAP.

11.12  Limitation of Liability. No claim may be made by any Person for any special, indirect, consequential, or punitive damages in respect to any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission, or event occurring in connection herewith and the parties hereto hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.13  Set-Off. Each Loan Party hereby gives and confirms to each Bank a right of set-off of all moneys, securities and other property of such Loan Party (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to such Bank, its Affiliates, correspondents or agents from or for such Loan Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Bank, its Affiliates, correspondents or agents in any way, and also, any balance of any deposit accounts and credits of such Loan Party with, and any and all claims of security for the payment of the Loans and of all other liabilities and obligations now or hereafter owed by any Loan Party to such Bank, contracted with or acquired by such Bank, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and each Loan Party hereby authorizes each Bank, its Affiliates, correspondents or agents at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security, if any, described in any separate agreement executed by any Loan Party.

11.14  Sale or Assignment.

(a) Each Bank may assign and, so long as no Default shall have occurred and be continuing pursuant to Section 8.1 (Failure to Pay Obligations When Due) or 8.7 (Bankruptcy and Other Matters), if demanded by the Borrower (pursuant to Section 2.15 (Replacement of Banks)) upon at least five Business Days’ notice to such Bank and the Agent, a Bank will assign, to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans owing to it and the Note or Notes held by it); provided that

(i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Loan Agreement;

(ii) except in the case of an assignment of all of a Bank’s rights and obligations under this Agreement or any assignment to any Bank, an Affiliate of any Bank or an Approved Fund, the aggregate amount of the Loans being assigned to such assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000;

(iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Bank, an Affiliate of any Bank or an Approved Fund, such assignment shall be approved by the Agent, and so long as no Default shall have occurred and be continuing pursuant to Section 8.1 (Failure to Pay Obligations When Due) or 8.7 (Bankruptcy and Other Matters) at the time of effectiveness of such assignment, the Borrower (in each case such approvals not to be unreasonably withheld or delayed); provided that no Borrower approval shall be required for any assignment made by HVB or Wachovia to any Eligible Assignee from the Closing Date through and including the two-month anniversary of the Funding Date;

(iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 11.14 shall be made in accordance with Section 2.15 (Replacement of Banks);

(v) no Bank shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 11.14 unless and until such Bank shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement;

(vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (provided that for each such assignment made as a result of a demand by the Borrower pursuant to this Section 11.14, the Borrower shall pay to the Agent the applicable processing and recordation fee); and

(vii) the assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance,

(i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and

(ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.9 (Increased Costs), 2.11 (Taxes) and 11.2 (Reimbursement of Expenses)) to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:

(i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto;

(ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered hereunder and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon any Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee confirms that it is an Eligible Assignee;

(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Agent shall maintain at its address a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the principal amount of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (1) accept such Assignment and Acceptance, (2) record the information contained therein in the Register and (3) give prompt notice thereof to the Borrower. In the case of any assignment by a Bank, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance and, if any assigning Bank has retained any Loans hereunder, a new Note to the order of such assigning Bank in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated the effective date of such Assignment and Acceptance. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.14.

(f) Each Bank may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes (if any) held by it); provided that (1) such Bank’s obligations under this Agreement shall remain unchanged, (2) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (4) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (5) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any Guarantor. Subject to the last two sentences of this clause (f), the Borrower agrees that each participant shall be entitled to the benefits of Section 2.9 (Increased Costs), 2.11 (Taxes) and 11.2(b) (Breakage Expenses) to the same extent as if it were a Bank and had acquired its interest by assignment. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.13 (Set-Off) as though it were a Bank, provided that such participant agrees to be subject to Section 2.12 (Sharing of Payments, Etc.) as though it were a Bank. A participant shall not be entitled to receive any greater payment under Section 2.9 (Increased Costs) or 2.11 (Taxes) than the applicable Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. A participant that is organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 2.11 (Taxes) unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were a Bank.

(g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.14, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

(h) Notwithstanding any other provision to the contrary set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank.

(i) Notwithstanding anything to the contrary contained herein, any Bank that is a fund that invests in bank loans may create a security interest in all or any portion of the Loans owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this Section 11.14, (1) no such pledge shall release the pledging Bank from any of its obligations under the Loan Documents and (2) such trustee shall not be entitled to exercise any of the rights of a Bank under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

11.15  Interest. All agreements between a Loan Party, the Agent or any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on any Note or otherwise, shall the amount paid, or agreed to be paid, to the Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any document related hereto exceed the amount permissible at the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be filled shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or any Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Borrower to the Agent or any Bank under this Agreement or any document related hereto and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Notes and the amounts owing on other obligations of the Borrower to the Agent or any Bank under this Agreement or any document related hereto, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Bank for the use, forbearance, or detention of the indebtedness of the Borrower to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 11.15 shall control and supersede every other provision of all agreements between the Borrower and the Banks.

11.16  Indemnification. THE BORROWER AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS THE AGENT, EACH BANK AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ATTORNEYS, AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ALL CLAIMS, ACTIONS, SUITS, AND OTHER LEGAL PROCEEDINGS, DAMAGES, COSTS, INTEREST, CHARGES, TAXES, COUNSEL FEES, AND OTHER EXPENSES AND PENALTIES (INCLUDING WITHOUT LIMITATION ALL ATTORNEY FEES AND COSTS OR EXPENSES OF SETTLEMENT) WHICH ANY OF THE INDEMNIFIED PARTIES MAY

SUSTAIN OR INCUR BY REASON OF OR ARISING OUT OF (a) THE MAKING OF ANY LOAN HEREUNDER, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE NOTES AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THE EXERCISE OF ANY OF THE BANKS’ RIGHTS UNDER THIS AGREEMENT AND THE NOTES OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES, COSTS, AND EXPENSES INCURRED BY ANY OF THE INDEMNIFIED PARTIES IN INVESTIGATING, PREPARING FOR, DEFENDING AGAINST, OR PROVIDING EVIDENCE, PRODUCING DOCUMENTS, OR TAKING ANY OTHER ACTION IN RESPECT OF ANY COMMENCED OR THREATENED LITIGATION UNDER ANY FEDERAL SECURITIES LAW OR ANY SIMILAR LAW OF ANY JURISDICTION OR AT COMMON LAW OR (b) ANY AND ALL CLAIMS OR PROCEEDINGS (WHETHER BROUGHT BY A PRIVATE PARTY, GOVERNMENTAL AUTHORITY OR OTHERWISE) FOR BODILY INJURY, PROPERTY DAMAGE, ABATEMENT, REMEDIATION, ENVIRONMENTAL DAMAGE, OR IMPAIRMENT OR ANY OTHER INJURY OR DAMAGE RESULTING FROM OR RELATING TO THE RELEASE OF ANY HAZARDOUS MATERIALS LOCATED UPON, MIGRATING INTO, FROM, OR THROUGH OR OTHERWISE RELATING TO ANY PROPERTY OWNED OR LEASED BY THE BORROWER OR ANY SUBSIDIARY (WHETHER OR NOT THE RELEASE OF SUCH HAZARDOUS MATERIALS WAS CAUSED BY THE BORROWER, ANY SUBSIDIARY, A TENANT, OR SUBTENANT OF THE BORROWER OR ANY SUBSIDIARY, A PRIOR OWNER, A TENANT, OR SUBTENANT OF ANY PRIOR OWNER OR ANY OTHER PARTY AND WHETHER OR NOT THE ALLEGED LIABILITY IS ATTRIBUTABLE TO THE HANDLING, STORAGE, GENERATION, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS MATERIALS OR THE MERE PRESENCE OF ANY HAZARDOUS MATERIALS ON SUCH PROPERTY; PROVIDED THAT THE BORROWER SHALL NOT BE LIABLE TO THE INDEMNIFIED PARTIES WHERE THE RELEASE OF SUCH HAZARDOUS MATERIALS OCCURS AT ANY TIME AT WHICH THE BORROWER OR ANY SUBSIDIARY CEASES TO OWN OR LEASE SUCH PROPERTY); AND PROVIDED, FURTHER, THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION 11.16 TO THE EXTENT ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CONTRIBUTED TO ITS LOSS; AND PROVIDED, FURTHER, THAT IT IS THE INTENTION OF THE BORROWER TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE. THIS AGREEMENT IS INTENDED TO PROTECT AND INDEMNIFY THE INDEMNIFIED PARTIES AGAINST ALL RISKS HEREBY ASSUMED BY THE BORROWER. THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 11.16 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE REPAYMENT OF THE NOTES.

11.17  Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Agent or any Bank or the Agent or any Bank exercises its right of set off, and such payment or payments or the proceeds of such set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or set off had not occurred.

11.18  Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any other document executed in connection with the transactions connected herewith, the provisions of this Agreement shall prevail and control.

11.19  Obligations Several. The obligations of each Bank under this Agreement and the Note to which it is a party are several, and no Bank shall be responsible for any obligation or Commitment of any other Bank under this Agreement and the Note to which it is a party. Nothing contained in this Agreement or the Note to which it is a party, and no action taken by any Bank pursuant thereto, shall be deemed to constitute the Banks to be a partnership, an association, a joint venture, or any other kind of entity.

11.20  Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT’S OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11.21  PATRIOT Act. Each Bank hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Bank may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Bank to identify the Loan Parties in accordance with said Act.

NY3:#7408959v8

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement on the dates set forth below to be effective as of the date hereof.

TRUNKLINE LNG HOLDINGS LLC
As the Borrower

By:_________________________

Name:

Title:

PANHANDLE EASTERN PIPE LINE COMPANY, LP

As a Guarantor

By:_________________________

Name:

Title:

TRUNKLINE LNG COMPANY, LLC

As a Guarantor

By:_________________________

Name:

Title:

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH
For itself and as Agent for the Banks

By:_________________________
Name:
Title:

By:_________________________
Name:
Title:

BANKS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:_________________________
Name:
Title:

BANK OF AMERICA, N.A.

By:_________________________
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW       YORK BRANCH

By:_________________________
Name:
Title:

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By:_________________________
Name:
Title:

By:_________________________
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:_________________________
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:_________________________
Name:
Title:

MIZUHO CORPORATE BANK, LTD.

By:_________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:_________________________
Name:
Title:

KBC BANK N.V.

By:_________________________
Name:
Title:

ROYAL BANK OF CANADA

By:_________________________
Name:
Title:

SUNTRUST BANK

By:_________________________
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.

By:_________________________
Name:
Title:

BANK HAPOALIM B.M.

By:_________________________
Name:
Title:

BANK OF CHINA, NEW YORK BRANCH

By:_________________________
Name:
Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:_________________________
Name:
Title:

FIRST COMMERCIAL BANK, NEW YORK AGENCY

By:_________________________
Name:
Title:

NATIONAL BANK OF EGYPT

By:_________________________
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:_________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_________________________
Name:
Title:

THE BANK OF EAST ASIA, LTD., LOS ANGELES BRANCH

By:_________________________
Name:
Title:

UMB BANK, N.A.

By:_________________________
Name:
Title:

BANK OF COMMUNICATIONS, NEW YORK BRANCH

By:_________________________
Name:
Title:

ANNEX I

COMMITMENTS

[See definition of “Commitment” in Section 1.1 (Definitions)]

Name of Lender	Commitment ($)

Bayerische Hypo- und Vereinsbank AG, New York Branch	$29,250,000
Wachovia Bank, National Association	$29,250,000
Bank of America, N.A.	$26,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$26,500,000
Bayerische Landesbank, New York Branch	$26,500,000
Credit Suisse, Cayman Islands Branch	$26,500,000
Goldman Sachs Credit Partners L.P.	$26,500,000
Mizuho Corporate Bank, Ltd.	$26,500,000
JPMorgan Chase Bank, N.A.	$21,500,000
KBC Bank N.V.	$21,500,000
Royal Bank of Canada	$21,500,000
SunTrust Bank	$21,500,000
Union Bank of California, N.A.	$21,500,000
Bank Hapoalim B.M.	$15,000,000
Bank of China, New York Branch	$15,000,000
Commerzbank AG, New York and Grand Cayman Branches	$15,000,000
First Commercial Bank, New York Agency	$15,000,000
National Bank of Egypt	$15,000,000
PNC Bank, National Association	$15,000,000
Wells Fargo Bank, National Association	$15,000,000
The Bank of East Asia, Ltd., Los Angeles Branch	$10,000,000
UMB Bank, N.A.	$10,000,000
Bank of Communications, New York Branch	$5,000,000

TOTAL	$455,000,000

EXHIBIT A

NOTE

$_______________________, 20__

FOR VALUE RECEIVED, the undersigned, TRUNKLINE LNG HOLDINGS LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), HEREBY PROMISES TO PAY to the order of ___________________________________ (the “Bank”), on or before the Maturity Date, the principal sum of ________________ Million and No/ 100ths Dollars ($_,000,000) in accordance with the terms and provisions of that certain Credit Agreement dated as of March 13, 2007, by and among the Borrower, Panhandle Eastern Pipe Line Company, LP and Trunkline LNG Company, LLC, as Guarantors, the Bank, the other banks parties thereto, and BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as Agent (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

The outstanding principal balance of this Note shall be payable at the Maturity Date. The Borrower promises to pay interest on the unpaid principal balance of this Note from the date of any Loan evidenced by this Note until the principal balance thereof is paid in full. Interest shall accrue on the outstanding principal balance of this Note from and including the date of any Loan evidenced by this Note to but not including the Maturity Date at the rate or rates, and shall be due and payable on the dates, set forth in the Credit Agreement. Any amount not paid when due with respect to principal (whether at stated maturity, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest from the date when due to and excluding the date the same is paid in full, payable on demand, at the rate provided for in Section 2.6(b) of the Credit Agreement.

Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set off or counterclaim to the account of the Agent at the principal office of Bayerische Hypo- und Vereinsbank AG, New York Branch in New York, New York (or such other address as the Agent under the Credit Agreement may specify) not later than noon (New York time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Credit Agreement.

If any payment of interest or principal herein provided for is not paid when due, then the owner or holder of this Note may at its option, by notice to the Borrower, declare the unpaid, principal balance of this Note, all accrued and unpaid interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday on which the Agent is not open for business, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by the Agent and all owners and holders of this Note in collecting this Note through any probate, reorganization bankruptcy or any other proceeding and (b) reasonable attorneys’ fees when and if this Note is placed in the hands of an attorney for collection after default.

All agreements between the Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this Note or otherwise, shall the amount paid, or agreed to be paid, to the Bank for the use, forbearance, or detention of the money to be loaned under the Credit Agreement and evidenced by this Note or otherwise or for the payment or performance of any covenant or obligation contained in the Credit Agreement or this Note exceed the amount permissible at Highest Lawful Rate. If as a result of any circumstances whatsoever, fulfillment of any provision hereof or of the Credit Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note or the amounts owing on other obligations of the Borrower to the Bank under the Credit Agreement and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and the amounts owing on other obligations of the Borrower to the Bank under the Credit Agreement, as the case may be, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, the Borrower and the Bank shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) prorate, allocate and spread in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, received or reserved in connection with the indebtedness evidenced by this Note.

This Note is one of the Notes provided for in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. It is contemplated that by reason of prepayments or repayments hereon prior to the Maturity Date, there may be times when no indebtedness is owing hereunder prior to such date; but notwithstanding such occurrence this Note shall remain valid and shall be in full force and effect as to Loans made pursuant to the Credit Agreement subsequent to each such occurrence.

Except as otherwise specifically provided for in the Credit Agreement, the Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its officer thereunto duly authorized effective as of the date first above written.

TRUNKLINE LNG HOLDINGS LLC
By:
Name:
Title:

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

[NAME AND ADDRESS OF
ASSIGNING BANK]

_______________, 20__
________________
________________
________________
________________

Re: Trunkline LNG Holdings Credit Agreement

Ladies and Gentlemen:

We have entered into a Credit Agreement dated as of March 13, 2007 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”), among certain banks (including us), Bayerische Hypo- und Vereinsbank AG, New York Branch (the “Agent”), Trunkline LNG Holdings LLC (the “Company”) and the Guarantors parties thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

Each reference to the Credit Agreement, the Notes or any other document evidencing or governing the Loans (all such documents collectively, the “Financing Documents”) includes each such document as amended, modified, extended or replaced from time to time. All times are New York times.

1.  Assignment. We hereby sell and assign to you without recourse, and you hereby unconditionally and irrevocably acquire for your own account and risk, a ___ percent (__%) undivided interest (“your assigned share”) in our Note and all Loans and interest thereon as provided in Section 2 of the Credit Agreement [, except that interest shall accrue on your assigned share in the principal of Alternate Base Rate Loans and Eurodollar Rate Loans at an annual rate equal to the rate provided in the Credit Agreement minus _____%] (collectively, the “Assigned Obligations”)

2.  Materials Provided Assignee

a.  We will promptly request that the Company issue new Notes to us and to you in substitution for our Note to reflect the assignment set forth herein. Upon issuance of such substitute Notes, (i) you will become a Bank under the Credit Agreement, (ii) you will assume our obligations under the Credit Agreement to the extent of your assigned share, and (iii) the Company will release us from our obligations under the Credit Agreement to the extent, but only to the extent, of your assigned share. [The Company consents to such release by signing this Agreement where indicated below.] As a Bank, you will be entitled to the benefits and subject to the obligations of a “Bank”, as set forth in the Credit Agreement, and your rights and liabilities with respect to the other Banks and the Agent will be governed by the Credit Agreement, including without limitation Section 9 (The Agent) thereof.

b.  We have furnished you copies of the Credit Agreement, our Note and each other Financing Document you have requested. We do not represent or warrant (i) the priority, legality, validity, binding effect or enforceability of any Loan Document or any security interest created thereunder, (ii) the truthfulness and accuracy of any representation contained in any Loan Document, (iii) the filing or recording of any Loan Document necessary to perfect any security interest created thereunder, (iv) the financial condition of the Company or any other Person obligated under any Loan Document, any financial or other information, certificate, receipt or other document furnished or to be furnished under any Loan Document or (v) any other matter not specifically set forth herein having any relation to any Loan Document, your interest in one Note, the Company or any other Person. You represent to us that you are able to make, and have made, your own independent investigation and determination of the foregoing matters, including, without limitation, the creditworthiness of the Company and the structure of the transaction.

3.  Governing Law; Jurisdiction. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

4.  Notices. All notices and other communications given hereunder to a party shall be given in writing (including bank wire, telecopy, telex or similar writing) at such party’s address set forth on the signature pages hereof or such other address as such party may hereafter specify by notice to the other party. Notice may also be given by telephone to the Person, or any other officer in the office, listed on the signature pages hereof if confirmed promptly by telex or telecopy. Notices shall be effective immediately, if given by telephone; upon transmission, if given by bank wire, electronic mail, telecopy; five days after deposit in the mails, if mailed; and when delivered, if given by other means.

5.  Authority. Each of us represents and warrants that the execution and delivery of this Agreement have been validly authorized by all necessary corporate action and that this Agreement constitutes a valid and legally binding obligation enforceable against it in accordance with its terms.

6.  Counterparts. This Agreement may be executed in one or more counterparts, and by each party on separate counterparts, each of which shall be an original but all of which taken together shall be but one instrument.

7.  Amendments. No amendment modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

If the foregoing correctly sets forth our agreement, please so indicate by signing the enclosed copy of this Agreement and returning it to us.

Very truly yours,

By:
Name:
Title:
[Street Address]
[City, State, Zip Code]
Telephone:
Telecopy:
AGREED AND ACCEPTED:
By:

Attention:
Telephone:
Telecopy:
Account for Payments:

ASSIGNMENT APPROVED PURSUANT TO SECTION 11.14 (SALE OR ASSIGNMENT) OF THE CREDIT AGREEMENT AND RELEASE APPROVED IN SECTION 2 OF THIS AGREEMENT:

TRUNKLINE LNG HOLDINGS LLC
By:
Name:
Title: